UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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HOOKER FURNISHINGS CORPORATION

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Hooker Furnishings Corporation

440 East Commonwealth Boulevard

Martinsville, Virginia 24112

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held June 7, 2022

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Hooker Furnishings Corporation (the “Company”) will be held at the Company’s Corporate Office at 440 East Commonwealth Boulevard, Martinsville, Virginia, on Tuesday, June 7, 2022, at 1:00 p.m., for the following purposes:

■	To elect as directors the seven nominees named in the attached proxy statement to serve a one-year term on the Company’s Board of Directors;

■	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2023;

■	To cast an advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in the attached proxy statement; and

■	To transact such other business as may properly be brought before the meeting or any adjournment of the meeting.

The shareholders of record of the Company’s Common Stock at the close of business on April 11, 2022 are entitled to notice of and to vote at this Annual Meeting or any adjournment of the meeting.

Even if you plan to attend the meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that you may be certain that your shares are represented and voted at the meeting. Any proxy given by a shareholder may be revoked by that shareholder at any time before the voting of the proxy.

By Order of the Board of Directors,

C. Earl Armstrong III
Secretary

May 6, 2022

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be Held on June 7, 2022

The proxy statement and annual report to shareholders are available at: http://www.astproxyportal.com/ast/25490

Hooker Furnishings Corporation

440 East Commonwealth Boulevard

Martinsville, Virginia 24112

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

June 7, 2022

The enclosed proxy is solicited by and on behalf of the Board of Directors of Hooker Furnishings Corporation (the “Company”) for use at the Annual Meeting of Shareholders to be held on Tuesday, June 7, 2022, at 1:00 p.m., at the Company’s Corporate Office at 440 East Commonwealth Boulevard, Martinsville, Virginia, 24112 and any adjournment of the meeting. The matters to be considered and acted upon at the meeting are described in the notice of the meeting and this proxy statement. This proxy statement and the related form of proxy are being mailed on or about May 6, 2022 to all holders of record on April 11, 2022 of the Company’s common stock, no par value (the “Common Stock”). Shares of the Common Stock represented in person or by proxy will be voted as described in this proxy statement or as otherwise specified by the shareholder. Any proxy given by a shareholder may be revoked by that shareholder at any time before the voting of the proxy by:

■	delivering a written notice to the Secretary of the Company;

■	executing and delivering a later-dated proxy; or

■	attending the meeting and voting in person.

The cost of preparing, assembling and mailing the proxy, this proxy statement, and any other material enclosed, and all clerical and other expenses of solicitations will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers, and employees of the Company may solicit proxies by telephone or personal interview. These people will receive no additional compensation for these services but will be reimbursed for any expenses incurred by them in connection with these services. The Company also will request brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by those parties and will reimburse those parties for their expenses in forwarding soliciting material.

We are holding the 2022 annual meeting at our corporate headquarters. This will give us the greatest flexibility to make necessary adjustments to the room in order to hold the meeting as safely as possible and in accordance with current guidelines from the Center for Disease Control and Prevention (the CDC) and the Commonwealth of Virginia. While we will be implementing measures to reduce the risk of COVID-19, we cannot guarantee the safety of all attendees due to the nature of the virus. We encourage you to submit your vote by proxy ahead of the meeting date so your vote will still be counted should you decide to not attend for health reasons.

To protect the health and safety of all attendees, we will follow the current public health guidelines on social distancing and masking protocols in effect as of the day of the annual meeting. We reserve the right to refuse entry or require removal of any person from the premises or Annual Meeting area should that person refuse to follow the safeguards in place or should a person exhibit cold or flu-like symptoms, or symptoms commonly associated with COVID-19. We request that anyone who exhibits these types of symptoms or has been in contact with someone that has exhibited such symptoms within 14 days of the Annual Meeting not attend. In the event we determine it will be unsafe to hold the meeting due to current pandemic conditions, we will adjourn or postpone the meeting to a later date.

Voting Rights

On April 11, 2022, the record date for the Annual Meeting, there were 11,942,493 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles the holder of that share to one vote on each matter presented.

Voting Procedures

Votes will be tabulated by one or more Inspectors of Elections. A majority of the total votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. Once a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes for the remainder of the meeting. Abstentions and shares held of record by a broker or its nominee (“broker shares”) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. However, broker shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at the meeting.

In the election of directors, the seven nominees receiving the greatest number of votes cast in the election of directors will be elected. Votes that are withheld and broker shares that are not voted in the election of directors are not considered votes cast on the election of directors and, therefore, will have no effect on the election of directors.

Actions on all other matters to come before the meeting, including ratification of the selection of the Company’s independent registered public accounting firm and the advisory vote on executive compensation will be approved if the votes cast in favor of the action exceed the votes cast against it. Abstentions and broker shares that are not voted on a matter are not considered cast either for or against that matter and, therefore, will have no effect on the outcome of that matter.

The shares represented by proxies will be voted as specified by the shareholder. If the shareholder does not specify their choice, the shares will be voted:

■	“FOR” the election of the seven director nominees listed on the proxy card;

■	“FOR” the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2023;

■	“FOR” the approval, on an advisory basis, of the compensation of certain of the Company’s named executive officers as disclosed in this proxy statement; and

■	In the discretion of the persons named in the proxies upon any other matter(s) that may properly come before the meeting or any adjournment of the meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company proposes the election of W. Christopher Beeler, Jr., Maria C. Duey, Paulette Garafalo, Jeremy R. Hoff, Tonya H. Jackson, Ellen C. Taaffe, and Henry G. Williamson, Jr. to hold office until the next Annual Meeting of Shareholders is held and their successors are elected. Each director nominee has consented to being named as a nominee for election at the Annual Meeting. The Board of Directors of the Company presently consists of eight directors whose terms expire at the time of the 2022 Annual Meeting upon election of their successors. E. Larry Ryder, who turns 75 immediately after the current term ends, will not stand for re-election but will continue to serve through the remainder of his current term, and effective upon the end of his term at the annual meeting, the size of the Company’s Board of Directors will be reduced from eight to seven directors. Mr. Ryder’s decision not to stand for re-election was not a result of any disagreement with the Company, other Board members or management.

The shares represented by proxies will be voted as specified by the shareholder. If the shareholder returns a properly executed proxy card but does not specify their choice, the shares will be voted in favor of the election of the nominees listed on the proxy card. If any nominee should not continue to be available for election, the shares represented by those proxies will be voted for the election of such other person as the Board of Directors may recommend. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the nominees named below will be unable or unwilling to serve.

Board Matrix

The matrix below summarizes as of the date of this proxy statement certain of the key experiences, qualifications, skills, and attributes that our director nominees bring to the Board to enable effective oversight. This matrix is intended to provide a summary of our director nominees’ qualifications and is not a complete list of each director nominee’s strengths or contributions to the Board. Additional details on each director nominee’s experiences, qualifications, skills, and attributes are set forth in their biographies that follow. In addition, none of our director nominees self-identified LGBTQ+ status or any additional racial or ethnic demographic background other than the backgrounds shown in the matrix below.

Board Matrix as of May 6, 2022

	Beeler	Duey	Garafalo	Hoff	Jackson	Taaffe	Williamson
Knowledge, Skills and Experience
Public Company Board Experience	●	●	●	●	●	●	●
Corporate Governance / Ethics	●		●	●	●	●
Executive Experience	●	●	●	●	●	●	●
Financial / Accounting	●	●					●
Mergers and Acquisitions	●	●		●		●	●
Operations	●		●		●
Retail / Consumer			●	●		●
Risk Management			●		●
Strategic Planning / Oversight	●	●	●	●	●	●	●
Demographics *
Race/Ethnicity
African American					●
White / Caucasian	●	●	●	●		●	●
Gender
Female		●	●		●	●
Male	●			●			●
Board Tenure
Years	29	1	5	1	5	7	18

* The Demographic disclosures are based on self-identified reporting by each director.

W. Christopher Beeler, Jr., 70, has been a director since 1993 and served as lead director until June 2016. He has been a director of both Virginia Mirror Company, Inc. and Virginia Glass Products Corporation, both of which manufacture and fabricate architectural glass products, since 1986 and Chairman of both since 2000. He also served as President of those companies from 1988 until August 2011 and as CEO of those companies from 1997 until August 2011. In addition, he served on the board of directors and as a member of the audit committee of BB&T of Virginia (a wholly owned subsidiary of Truist Financial Corporation, formerly BB&T Corporation) from 1999-2006 and is a certified public accountant licensed in the Commonwealth of Virginia. Mr. Beeler serves as chair of the Audit Committee and is a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Beeler’s executive experience, which encompasses traditional corporate management functions such as accounting, treasury and cash management, sales, information technology, manufacturing, distribution and human resources, as well as short-range and long-range planning well qualifies him to serve as a director.

Maria C. Duey, 59, joined the board in March 2021. Since 2018, Ms. Duey has served as Chief Executive Officer of Leonine Advisory and Support Services, a consulting firm specializing in strategic planning and mergers and acquisitions serving private equity firms, family offices and small businesses. From 2015-2017, Ms. Duey served as Vice-President of Corporate Development and Investor Relations at Horizon Global, a manufacturer of towing and trailering products serving the automotive aftermarket, retail and original equipment (OE) channels. From 1996-2014, she was employed by Masco Corporation, one of the leading manufacturers of branded home improvement and building products, serving as Vice-President-Investor Relations and Corporate Communications from 2005-2014. Ms. Duey serves as a member of the Compensation Committee, the Nominating and Corporate Governance Committee and the Audit Committee. The knowledge and experience that Ms. Duey has in the areas of mergers and acquisitions, strategic planning, investor relations and corporate communications, as well as her executive experience, well qualifies her to serve as a director.

Paulette Garafalo, 65, has been director since 2017. She has been Chief Executive Officer and President of Paul Stuart, a men’s and women’s classic apparel retailer and wholly owned subsidiary of Mitsui, Inc., since 2016. She served as President of Brooks Brothers, a men’s and women’s apparel retailer, from 2000 to 2016. Ms. Garafalo serves as chair of the Compensation Committee, and a member of the Nominating and Corporate Governance Committee and the Audit Committee. Ms. Garafalo’s executive experience, which encompasses traditional corporate management functions, and her extensive experience in retail and luxury consumer brands well qualifies her to serve as a director. The knowledge and experience Ms. Garafalo has gained as CEO of Paul Stuart further broadens her experience and qualifications to serve as a director.

Jeremy R. Hoff, 48, has been a director and Chief Executive Officer since February 1, 2021. He was President of Hooker Legacy Brands from February 2020 through January 2021 and served as President of the Hooker Branded Segment from April 2018 to January 2020. Mr. Hoff joined the Company in August of 2017 as President of Hooker Upholstery. Prior to that, Mr. Hoff served as President of Theodore Alexander USA from December 2015 to August 2017 and Senior Vice President of sales at A.R.T. Furniture Inc. from April 2015 to November 2015 and Vice-President of Sales from March 2011 to April 2015. Mr. Hoff’s role as our Chief Executive Officer as well as his extensive background in the furnishings industry, including his various former positions at the Company, well qualifies him to serve as a director.

Tonya H. Jackson, 58, has been a director since 2017. She has served as Senior Vice President and Chief Product Delivery Officer for Lexmark, a global provider of printing and imaging products and services, since 2020. In this role, she is responsible for hardware and supplies research and development, global supply chain, manufacturing operations, service delivery and sustainability. She served as Senior Vice President and Chief Supply Chain Officer from 2016 until 2020, Vice-President of Supply Chain Operations at Lexmark from 2015 until 2016 and Vice-President of Worldwide Supplies Operations from 2013 until 2015. Ms. Jackson serves as a member of the Compensation Committee, Nominating and Governance Committee and the Audit Committee. Ms. Jackson’s senior executive experience at a large, global corporation and her extensive experience in operations and supply chain management well qualifies her to serve as a director. In 2021, Ms. Jackson was named a Certified Corporate Director with the National Association of Corporate Directors (NACD).

Ellen C. Taaffe, 60, has been a director since July 2015. Ms. Taaffe serves as chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee and the Compensation Committee. She currently is a Clinical Professor of Management and Organizations at Northwestern University's Kellogg School of Management, where she is also Director of the Women's Leadership Program since 2016. She has been a Consultant and Executive Leadership Coach since 2015 and was President of Ravel, formerly Smith-Dahmer Associates LLC, a research and brand strategy consulting firm from 2010-2015. Prior to that, Ms. Taaffe was a senior brand management executive at the Whirlpool Corporation, Royal Caribbean Cruises Ltd., and PepsiCo. She has served on the board of directors of John B. Sanfilippo & Son Inc., a Chicago- based baking and snack nut processor, distributor, and marketer, since 2011 where she is Chair of the Compensation and Human Resources Committee and Nominating and Governance Committee, and a member of the Audit Committee. In 2018, she joined the board of directors of AARP Services, Inc. (“ASI”), a subsidiary of the non-profit American Association of Retired Persons (“AARP”) and currently serves as chair of ASI’s Nominating and Governance Committee and a member of the Audit & Finance and Compensation Committees. Her executive experience at various public companies, her current service on a public-company board of directors and expertise in and knowledge of traditional and digital marketing best practices in high-ticket consumer durables, well qualifies her to serve as a director of the Company. In 2021, Ms. Taaffe was named a Certified Corporate Director with the NACD.

Henry G. Williamson, Jr., 74, has been a director since 2004 and lead director from June 2016 until October 2021, at which time he was elected as Board Chair. He is the retired Chief Operating Officer of Truist Financial Corporation (formerly BB&T Corporation) and Branch Banking and Trust Company of North Carolina, South Carolina, and Virginia. He held that position from 1989 until his retirement in June 2004. Mr. Williamson is a member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Williamson’s executive management experience at a large publicly traded company, extensive knowledge of finance and banking, including his financial oversight responsibilities complement Mr. Hoff’s experience, and well qualify him to serve as a director and Board Chair.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THESE NOMINEES.

CORPORATE GOVERNANCE

The Board of Directors is currently comprised of:

■	the Independent Chair of the Board of Directors;

■	the Company’s Chief Executive Officer;

■	six other independent directors, as determined by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee; and

■	a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee.

The following table shows the Company’s current Board of Directors composition. Mr. Hoff, the Company’s Chief Executive Officer, does not serve on any of the Committees.

Current Composition of the Board of Directors

	Beeler	Duey	Garafalo	Jackson	Taaffe	Williamson
Independent Director	●	●	●	●	●	Independent Board Chair
Audit Committee	Chair	●	●	●	●	●
Compensation Committee	●	●	Chair	●	●	●
NCG Committee	●	●	●	●	Chair	●

Note: Mr. Ryder will not stand for re-election, but will continue to serve through the remainder of his current term. He is currently deemed independent and serves on the Audit and Nominating & Corporate Govenance Committees through the end of his current term.

In October 2021, the Company’s former Chief Executive Officer, Paul B. Toms, Jr., resigned as Board Chair and director. Upon Mr. Toms resignation as Board Chair and Director, the Board considered whether any additional changes were needed in its board leadership structure.

■

Independent Board Chair. The Board determined it was in the current best interests of the Company and its shareholders to separate the roles of Board Chair and Chief Executive Officer, and therefore appointed Mr. Williamson to serve as the Board Chair. The Board believes having an independent non-employee chairman allows Mr. Hoff to focus on the Company’s strategic plans and future growth objectives as the Company’s Chief Executive Officer and as a member of the Board. With 18-years’ experience as a director, Mr. Williamson has extensive knowledge of the Company, its culture and history. In addition, Mr. Williamson was designated lead director in 2016 and has been re-elected by the Board’s independent directors to that role every year until his appointment to Board Chair in October 2021. The Board believes his experience presiding over executive sessions of the Company’s independent directors, facilitating information flow and communication among the independent directors, and serving as a principal liaison between the independent directors and the Chief Executive Officer is in the best interests of the Company and its shareholders.

■

Chief Executive Officer as a Director. The Board believes that Mr. Hoff in his current role as the Company’s Chief Executive Officer has the most insight into the operations and strategic focus of the Company and its senior management. Consequently, the Board believes having Mr. Hoff as a member of the Board promotes better and more timely communication and decision-making and facilitates better understanding and evaluation of his performance as Chief Executive Officer and that of senior management.

The Board believes that this leadership structure provides an effective balance between the Board Chair, independent directors and the Chief Executive Officer. Consequently, the Board of Directors believes the current leadership structure is in the best interests of the Company and its shareholders.

The Board of Directors typically holds six to eight meetings per year. In the fiscal year beginning February 1, 2021 through January 30, 2022 (“fiscal 2022”), it held eight meetings. During fiscal 2022, the Nominating and Corporate Governance Committee met seven times, the Compensation Committee met four times and the Audit Committee met five times. Each incumbent director attended at least 75% of the total fiscal 2022 Board meetings and committee meetings held during the period that he or she was a member of the Board and/or those committees. The Nominating and Corporate Governance Committee and the Board of Directors have each determined that each of the following directors is independent as defined by applicable NASDAQ listing standards: W. Christopher Beeler, Jr., Maria C. Duey, Paulette Garafalo, Tonya H. Jackson, E. Larry Ryder, Ellen C. Taaffe and Henry G. Williamson, Jr. At each Board meeting the independent directors conduct a part of the meeting in executive session, at which only independent directors are present. It is the Company’s policy that each of the directors is expected to attend the Company’s Annual Meeting. All directors, who were directors on the date of last year’s annual meeting of shareholders, attended last year’s annual meeting of shareholders virtually.

Also in 2011, upon the recommendation of the Nominating and Corporate Governance Committee, the Board determined that it was in the best interests of the Company and its shareholders that all independent directors serve on all committees of the Board. The Board believed, based on the relatively small size of the Board in 2011 this “Committees of the Whole” approach was more efficient, since all independent directors have input into committee actions and that the need for committees reporting at Board meetings would be greatly reduced. The Board has expanded since 2011; however, it believes the Committees of the Whole approach is still the most efficient structure, given its modest size and the speed at which new directors can be oriented and mature in their roles. Mr. Hoff, the Company’s current Chief Executive Officer, does not serve on any Board Committees and Mr. Ryder, a former executive officer of the Company who retired in 2011, does not serve on the Compensation Committee.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which set forth its policies with respect to certain governance issues and, together with the Company’s articles and bylaws, provide a framework for the effective governance of the Company and are intended to support the Board in overseeing the business and affairs of the Company on behalf of the Company’s shareholders. A copy of the Corporate Governance Guidelines is available on the Company’s website at investors.hookerfurnishings.com.

Environmental, Social and Governance (“ESG”) Initiatives

The Board of Directors has adopted a set of policies and practices addressing environmental stewardship, social responsibility, and ethics & governance that it believes create long-term value for shareholders, while investing in employees and communities and positively impacting the environment. The Board of Directors exercises oversight over these matters and discusses them at least quarterly with management. Management is actively working to refine the Company’s ESG initiatives based on current best practice, shareholder expectations and regulatory developments and meets at least monthly to discuss the development and updates with the Board at least quarterly on those initiatives. As of the date of this proxy statement, the following summarizes the current state of our ESG efforts:

■	Environment: The Company has put in place several initiatives focused on preserving natural resources. It has focused on:

o	reducing its energy usage to lower its carbon footprint through optimizing its facilities.

■	switched to LED lighting and cleaner-operating electric forklifts in many locations including our new distribution center in Georgia;

o	implementing ways in which it can conserve resources and orient sourcing and production around environmental preservation.

■	The Company won the Sustainable Furnishings Council Green Ribbon Award for our Octavius Cocktail Table for design, aesthetics, sustainability, and ingenuity.

■

The Company became EFEC (“Enhancing Furniture’s Environmental Culture”) certified at Hooker Branded, Sam Moore, and Bradington-Young facilities; uses FSC (Forest Stewardship Council) compliant paper products and replaced Styrofoam packing with recyclable material for repacking in all distribution centers.

■

The Company provides monetary support to the Sustainable Furnishings Council, the Arbor Day Foundation, the Eco-Council of the Dan River basin, and Foothills Conservancy to support various projects including reforestation in Florida and clean-up efforts in local counties; and

■

The Company recycles, reuses or repurposes substantially all pallets; repurposes wood chips and sawdust from our Bradington-Young and the Shenandoah’s Valdese and Mount Airy facilities for use in the farming industry; and disposes of substantially all eWaste using an Environmental Protection Agency compliant eWaste recycling firm in all divisions.

■

Diversity, Equity and Inclusion: The Company recognizes that its business is stronger and more successful if supported by a diverse workforce. Its goal is to maintain and promote diversity among its employees and foster an inclusive environment where differences are celebrated. The Company strives to provides a safe, healthy and productive workplace that is free from all forms of harassment, discrimination and inequality. Along those lines, the Company:

o

has a Diversity, Equity, and Inclusion (DEI) leadership team with over 15 senior executives representing all divisions of the Company meeting on a regular basis to guide both short- and long-term goals in addition to creating the overall strategic direction of DEI at the Company;

o	formed an employee-led Diversity Council consisting of a diverse group of employees that meets monthly;

o	partnered with an outside DEI consultant to assist in crafting a plan to embed DEI culturally; and provides diversity, equity, and inclusion training for all employees.

■	Talent management, employee compensation and benefits. The Company:

o	compensates employees competitively relative to the industry and local labor markets, and in accordance with all applicable federal, state, and local wage, work hour, overtime and benefits laws;

o	provides affordable and comprehensive health benefits to employees focused on financial, emotional, and physical health and well-being; and

o

provides training and educational opportunities for all employees, including educational stipends and renewable college scholarships to children and spouses of all employees, excluding family members of current and former officers and board directors of the Company.

■

Social: The Company has a long history of direct charitable giving and / or gifts-in-kind regularly supports the Boys & Girls Club, the United Way, the SPCA, Piedmont Arts, the Virginia Museum of Natural History, including its “Museums for All” program, Relay for Life, the Salvation Army and organizations dedicated to reducing food insecurity.

Contacting the Board of Directors

Shareholders and other interested parties who desire to contact the Company’s Board of Directors or any individual director may do so by writing to: Board of Directors, c/o C. Earl Armstrong III, Secretary, Hooker Furnishings Corporation, P.O. Box 4708, Martinsville, VA 24115. The Board has instructed the Secretary to promptly forward all such communication to the specified addressees thereof.

Shareholders and other interested parties also may direct communications solely to the independent directors of the Company, as a group, by addressing such communications to the Independent Directors, c/o Secretary, at the address set forth above.

In addition, the Board of Directors maintains special procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the submission by employees of the Company, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters. Such communications may be made by writing to the Audit Committee of the Board of Directors, c/o Secretary, at the address set forth above. Any such communication marked “confidential” will be forwarded by the Secretary, unopened, to the Chair of the Audit Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of all of the Board’s independent directors. Ms. Taaffe currently serves as its Chair. The Committee:

■	identifies, evaluates, investigates and recommends prospective director candidates;

■	assists the Board with respect to corporate governance matters applicable to the Company;

■	evaluates and makes recommendations to the Board regarding the size and composition of the Board and makes recommendations about the chairs of all standing Board committees;

■	develops and recommends criteria for the selection of individuals to be considered as candidates for election to the Board; and

■	assists the Board in senior management succession planning.

The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a current copy of which is available on the Company’s website at investors.hookerfurnishings.com. The Board of Directors has determined that each member of the Committee is independent as defined by applicable NASDAQ listing standards.

Candidates for director nominees will be assessed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. The Committee has not established a set of specific, minimum qualifications for director candidates, but in conducting its assessment, the Committee will consider such factors as it deems appropriate given the current needs of the Board and the Company. In general, the Committee seeks candidates who:

■	possess a reputation for adhering to the highest ethical standards and have demonstrated competence, integrity, and respect for others;

■	have demonstrated excellence in leadership, judgment and character;

■	have diverse business backgrounds, with a wide range of relevant education, skills and professional experience that will complement and enhance the Company’s business and strategy; and

■	have the time to devote to Board and Committee service and are free of potential conflicts of interest.

While the Board has no formal policy regarding diversity, the Committee considers the diversity of the Board when identifying nominees for director. Such diversity may include a variety of different personal, business and professional experiences, as well as a variety of opinions, perspectives, backgrounds and other characteristics.

In the case of incumbent directors, the Committee reviews each director’s overall service to the Company during their term as director and whether his or her skills are still relevant to the needs of the Board in deciding whether to re-nominate the director. The Committee also considers future Board needs in light of the mandatory retirement age for outside directors of 75.

The Board does not believe that it is appropriate or necessary to limit the number of terms a director may serve. However, any outside director must retire upon reaching the age of 75, with such retirement being effective and occurring upon the completion of the term in which the director turns 75.

The Committee also facilitates the Board’s annual self-assessment.

Procedures for Shareholder Recommendations of Director Nominees

The Committee will consider a director candidate recommended by a shareholder of record for election at the 2023 Annual Meeting if, in addition to meeting other applicable requirements, the shareholder submits the recommendation in writing to the Secretary of the Company in accordance with the procedures for the nomination of directors in the Company’s bylaws (including Article III, Section 3 of the bylaws) and it is received at the Company’s principal executive offices on or before January 6, 2023. The recommendation must include the candidate’s name and address, a description of the candidate’s qualifications for serving as a director and the following information:

■	the name and address of the shareholder making the recommendation;

■

a representation that the shareholder is a holder of record of the Company’s Common Stock entitled to vote at the meeting and, if necessary, would appear in person or by proxy at the meeting to nominate the person or persons recommended;

■

a description of all arrangements or understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

■

information regarding the director candidate that would be required to be included in a proxy statement filed under the proxy rules of the United States Securities and Exchange Commission (SEC), if the candidate were to be nominated by the Board;

■	information concerning the director candidate’s independence as defined by applicable NASDAQ listing standards; and

■	the consent of the director candidate to serve as a director of the Company if nominated and elected.

The Nominating and Corporate Governance Committee may refuse to consider the recommendation of any person not made in compliance with this procedure.

Compensation Committee

The Compensation Committee consists of all of the Board’s independent directors. Ms. Garafalo currently serves as its Chair. The Committee reviews and makes determinations with regard to the compensation for the Chief Executive Officer and the Company’s other executive officers. The Committee is also responsible for recommending director compensation to the Board of Directors. The Committee annually reviews Board compensation of the Company’s peer group and periodically engages outside consultants to independently assess Board compensation.

The Board of Directors has determined that each member of the Compensation Committee is independent as defined by applicable NASDAQ listing standards.

The Board of Directors has adopted a written charter for the Compensation Committee, a current copy of which is available on the Company’s website at investors.hookerfurnishings.com. The charter delegates to the Committee specific responsibilities for establishing, reviewing, approving, monitoring, and administering executive compensation. In addition, the charter requires that each member of the Compensation Committee be a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that each Committee member meet applicable NASDAQ director independence requirements. The Report of the Compensation Committee can be found on page 17.

Under the terms of its charter, the Compensation Committee may delegate any of its duties or responsibilities to subcommittees of the Compensation Committee. In addition, the Compensation Committee may delegate certain administrative responsibilities relating to the Company’s 2020 Stock Incentive Plan (“Stock Incentive Plan”) to Company officers.

The Compensation Committee has the authority, without any further approval from the Board, to retain advisers, as it deems appropriate, including compensation consultants. In retaining an adviser, the Compensation Committee has sole authority to approve the adviser’s fees and other retention terms and has the sole authority to terminate the adviser.

The Compensation Committee has directly engaged Mercer (U.S.) Inc. as its external compensation consultant. Mercer reports to and receives direction directly from the Committee, and a representative of Mercer is available to attend meetings of the Compensation Committee as its adviser when requested. Most recently in December 2018, Mercer provided the Compensation Committee with third-party survey information for use in setting short and long-term compensation levels, perspective on emerging compensation issues and trends, and expertise in incentive compensation structure, terms and design. In addition, Mercer provides record keeping and actuarial services in connection with the Company’s Supplemental Retirement Income Plan but does not advise the Company on the design or operation of that plan. In considering whether to continue to engage Mercer as the Compensation Committee’s compensation adviser, the Compensation Committee annually evaluates Mercer’s independence from Company management and whether it has any conflicts of interest, including the fact that Mercer provides certain record keeping and consulting services to the Company. In fiscal 2022, the Compensation Committee evaluated the fees paid by the Company to Mercer as a percentage of Mercer’s total revenue and Mercer’s policies and procedures to prevent conflicts of interest, and Mercer’s confirmation that it has no business or personal relationship with a member of the Compensation Committee, does not own any stock of the Company, and has no business or personal relationship with any executive officer of the Company. The Compensation Committee concluded that Mercer was independent of the Compensation Committee and of Company management and had no conflicts of interest in its performance of services to the Committee.

The Compensation Committee typically meets five to six times each year. During the 2022 fiscal year, it met four times. The Compensation Committee invites the Chief Executive Officer and the Chief Financial Officer to attend meetings when the Compensation Committee considers their input relevant or necessary for evaluating compensation proposals. A portion of each meeting is generally held in executive session, as the Compensation Committee deems appropriate. All Compensation Committee votes are conducted in executive session. The Chief Executive Officer and the Chief Financial Officer do not attend these executive sessions. The Compensation Committee annually reviews the Chief Executive Officer’s compensation.

The Chief Executive Officer makes recommendations to the Compensation Committee concerning compensation for the other executive officers of the Company. Decisions regarding compensation for employees other than the executive officers are made by the Chief Executive Officer in consultation with other members of senior management. Management assists the Compensation Committee in administering various elements of the Company’s executive compensation program. The Compensation Committee has unrestricted access to management and may request the participation of management in any discussion of a particular subject at any meeting. During fiscal 2022, management provided the Compensation Committee with recommendations regarding executive officer compensation, as discussed further in the executive compensation discussion that begins on page 18.

Audit Committee

The Audit Committee consists of all of the Board’s independent directors. Mr. Beeler serves as its Chair. The Audit Committee:

■	approves the appointment of an independent registered public accounting firm to audit the Company’s financial statements and internal control over financial reporting;

■	negotiates fees for audit, audit-related and tax services with the Company’s independent registered public accounting firm;

■	reviews and approves the scope, purpose and type of audit and non-audit services to be performed by the independent registered public accounting firm;

■

reviews and discusses with management and the independent registered public accounting firm significant accounting, reporting, legal, regulatory or industry developments affecting the Company (and/or the Company’s financial statements), and monitors compliance with the Company’s Code of Business Conduct and Ethics;

■	oversees the Company’s internal audit function; and

■	oversees the accounting and financial reporting processes of the Company and the integrated audit of the Company’s annual financial statements and internal control over financial reporting.

The Audit Committee receives updates from the auditor and management at its quarterly Audit Committee meetings. During fiscal 2022, the auditor and management made presentations to the Committee on specific topics of interest, including:

■	the auditor’s assessment of its independence;

■	significant audit matters;

■	managements’ implementation of new accounting standards;

■	management’s critical accounting policies and practices;

■	the auditor’s fiscal 2022 integrated audit plan and updates on the completion of the plan;

■	regulatory developments on the environmental, social and governance front;

■	compliance with the internal controls required under Section 404 of the Sarbanes-Oxley Act; and

■	the Company’s cybersecurity practices.

The Board of Directors has adopted a written charter for the Audit Committee, a current copy of which is available on the Company’s website at investors.hookerfurnishings.com. The Board of Directors has determined that each member of the Audit Committee is independent as defined by applicable SEC rules and NASDAQ listing standards. The Company’s Board of Directors has determined that Ms. Duey and each of Messrs. Williamson, Ryder and Beeler is an “audit committee financial expert” for purposes of the SEC’s rules. The Report of the Audit Committee can be found on page 16.

Appointment and Evaluation of the Independent Auditor

On an annual basis, the Audit Committee reviews the audit firm’s performance as part of its consideration of whether to reappoint the firm as the Company’s independent auditor. As part of this review, the Audit Committee considers, among other things:

■	the continued independence of the audit firm;

■	the audit firm’s experience and fresh perspective occasioned by mandatory audit partner rotation and the rotation of other audit management;

■

the length of time the audit firm has served as the Company’s independent auditors, including the benefits of having a long-tenured auditor and controls and processes that help safeguard the audit firm’s independence;

■	whether the audit firm should be rotated and considers the advisability and potential of selecting a different audit firm;

■	the appropriateness of the audit firm’s fees;

■	evaluations of the audit firm by management;

■	the audit firm’s effectiveness of communications and working relationships with the audit committee and management; and

■

the quality and depth of the audit firm and the audit team’s expertise and experience in the Company’s industry and related industries considering the breadth, complexity and global reach of the Company’s business.

Related Party Transactions

The Company’s Audit Committee is responsible under its charter for reviewing and approving any related party transactions. For this purpose, a “related party transaction” includes any transaction, arrangement or relationship involving the Company in which an executive officer, director, director nominee or 5% shareholder of the Company, or their immediate family members, has a direct or indirect material interest that would be required to be disclosed in the Company’s proxy statement under applicable rules of the SEC. There were no related party transactions in fiscal 2022.

For relationships or transactions involving a related-party which involve an officer or director, the proposed relationship or transaction must be (i) reported to the Chair of the Audit Committee, if a director or senior Company officer (including the named executive officers) is involved, (ii) reported to the Chief Financial Officer or the Chief Executive Officer, for transactions involving other officers of the Company, and (iii) reviewed and approved by the Audit Committee. While we do not have a standalone written policy or procedure for the review, approval or ratification of other transactions with related persons, it is our practice that potential related person transactions are first screened by our Chief Financial Officer and then sent to the Audit Committee for review. In determining whether to approve or reject a related person transaction, the Audit Committee considers, among other factors it deems appropriate, whether the proposed transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, as well as the extent of the related person’s economic interest in the transaction.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics, which applies to all of the Company’s employees and directors, including the principal executive officer, principal financial officer and principal accounting officer. A copy of the Code of Business Conduct and Ethics is available on the Company’s website at investors.hookerfurnishings.com. Amendments of and waivers from the Company’s Code of Business Conduct and Ethics will be posted to the website when permitted by applicable SEC and NASDAQ rules and regulations.

The Role of the Board of Directors in Risk Oversight

The Board of Directors, or an appropriate committee of the Board of Directors, provides oversight for Company-wide risk management and performs the Board’s oversight role in many different ways, including by:

■	reviewing and approving the Company’s annual operating and capital budgets;

■	reviewing the Company’s quarterly and year-to-date operating results and discussing those results with senior management;

■	reviewing management’s quarterly Enterprise Risk Management reports;

■	reviewing management reports regarding the Company’s internal control over financial reporting; and

■	reviewing reports regarding the Company’s internal control over financial reporting from its independent registered public accounting firm.

The Audit Committee meets in executive session with the Company’s independent auditors to discuss topics related to the Company’s financial reporting and internal control. Additionally, the Nominating and Corporate Governance Committee and the Compensation Committee meet periodically to address governance and compensation issues, including compensation-related risks. The committees have the authority to utilize outside advisers and experts when needed. The Board committees (which consist of only independent members) also engage in discussions regarding risk management in executive session, without the participation of the Chief Executive Officer.

Director Share Ownership Guidelines

In a prior year, the Board adopted a policy under which non-employee directors are required to hold shares with a value equal to three times their annual cash compensation. Each director is allowed six years to accumulate the required holding level. Each director that has been a director at least six years as of the end of the Company’s most recently completed fiscal year met these guidelines as of such date.

Director Compensation

The Compensation Committee is responsible for recommending director compensation to the Board of Directors. Non-employee directors are compensated based on their term of service, which typically begins with the election of directors at the Company’s Annual Meeting, and which is referred to as a “service year.”

Non-Employee Director Compensation for the 2021-2022 Service Year

For the 2021-2022 service year, non-employee directors received an annual board cash retainer of $48,000, the lead director received an additional cash stipend of $15,000, the Audit Committee Chair received an additional cash stipend of $10,000 and the Chairs of the Compensation and Nominating and Corporate Governance committees received additional cash stipends of $5,000 each. Mr. Toms received an additional cash stipend of $20,000 for his service as Board Chair. Mr. Williamson, who was lead director until he was appointed Board Chair upon Mr. Toms’ resignation, did not receive additional compensation for serving as Board Chair for the remainder of the 2021-2022 service year, having previously received a $15,000 stipend for his service as lead director.

For the 2021-2022 service year, all non-employee directors also received annual grants of restricted stock under the Company’s 2020 Stock Incentive Plan. Each non-employee director received a $60,000 stock grant. The restricted stock awards were determined by dividing $60,000 by the fair market value (as defined in the 2020 Stock Incentive Plan) of the Company’s Common Stock three business days after the award date and rounding to the nearest whole share. The restricted stock will become fully vested, and the restrictions applicable to the restricted stock will lapse, on:

■	the next annual meeting date after the grant date if the non-employee director remains on the Board to that date; or

■	if earlier, when the director dies or is disabled, the Annual Meeting following the director’s attainment of age 75, or a change in control of the Company.

Under the terms of the 2020 Stock Incentive Plan, as amended, directors may defer receipt of their annual restricted stock award beyond the vesting date (generally the next annual meeting date following the grant date) to a specified date in the future, attainment of a specified age, or to the director’s termination of service as a director with the Company. Any such restricted stock award that is deferred will ultimately be delivered in shares of the Company’s Common Stock shortly after the deferral date. During the deferral period, the Company’s commitment to the director to deliver the shares remains an unsecured liability of the Company.

The Company’s anti-hedging policy applies to persons it has deemed to be “key insiders.” Key insiders include the Company’s directors, its executive officers and other persons who in the normal course of their duties receive Company-wide business and financial information before public release. The policy prohibits key insiders from engaging in certain forms of hedging or monetization transactions, specifically prohibiting zero-cost collars and forward stock sales, with respect to the Company’s Common Stock. In addition to its anti-hedging provision, the Company’s Insider Trading Policy prohibits key insiders, employees, officers, directors or certain of their family members from engaging in certain types of other transactions related to the Company’s Common Stock, including transactions in derivative securities, using margin accounts and pledging shares as collateral.

Directors are reimbursed for reasonable expenses incurred in connection with attending Board and committee meetings or performing their duties as directors, as well as Board-related professional education. Mr. Hoff, who was named CEO and appointed to the Board on February 1, 2021, received no additional compensation for his role as a director. Mr. Hoff’s compensation for services rendered to the Company in his officer capacities is reported in the Summary Compensation Table following the Compensation Discussion and Analysis on page 35.

The following table sets forth non-employee director compensation paid in fiscal year 2022 for the 2021-2022 Board service year.

Non-Employee Director Compensation

Name	Cash Fees(1)	Stock Awards (3)(4)(5)	Total
W. Christopher Beeler, Jr.	$58,000	$60,000	$118,000
Maria C. Duey	48,000	60,000	$108,000
Paulette Garafalo	53,000	60,000	$113,000
Tonya H. Jackson	48,000	60,000	$108,000
E. Larry Ryder	48,000	60,000	$108,000
Ellen C. Taaffe	53,000	60,000	$113,000
Paul B. Toms, Jr. (2)	68,000	60,000	$128,000
Henry G. Williamson, Jr.	63,000	60,000	$123,000

(1)	Includes annual retainer fee, committee chair fees and lead director fee paid to each director in June 2021, as described in greater detail above.
(2)	Mr. Toms’ restricted stock grant was forfeited upon his resignation from the Board on October 6, 2021.
(3)

These amounts are the aggregate grant date fair value of shares of restricted stock awarded to each non-employee director on June 8,2021 under the Company’s 2020 Stock Incentive Plan. Fair value is determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of assumptions used in calculating award values, refer to note 13 of the Company’s consolidated financial statements included in the Company’s 2022 Annual Report on Form 10-K.

(4)	As of January 30, 2022 each non-employee director had the following unvested stock awards outstanding:

Name	Restricted Stock(#)
W. Christopher Beeler, Jr.	1,500
Maria C. Duey	1,500
Paulette Garafalo	1,500
Tonya H. Jackson	1,500
E. Larry Ryder	1,500
Ellen C. Taaffe	1,500
Henry G. Williamson, Jr.	1,500

(5)	Ms. Jackson deferred the receipt of her 2021 annual restricted stock award until such time as she leaves the Board.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the Company’s financial statements and the reporting process, including internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements for the fiscal year ended January 30, 2022 with management, including a discussion of the quality and acceptability of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee discussed with the Company’s independent registered public accounting firm, who is responsible for expressing an opinion on conformity of those audited financial statements with U.S. generally accepted accounting principles, the firm’s judgment as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the independent registered public accounting firm under the standards of the Public Company Accounting Oversight Board. In addition, the Committee has received the written disclosures and letter from the independent registered public accounting firm to the Committee required by Public Company Accounting Oversight Board Auditing Standard 16 regarding the independent registered accounting firms’ communications with the Audit Committee concerning independence and has discussed with the independent registered accounting firms its independence from the Company. The Committee has also considered whether the non-audit related services provided by the independent registered public accounting firm are compatible with maintaining the firm’s independence and found them to be acceptable.

The Committee met with the Company’s independent registered public accounting firm, with and without management present, and discussed the overall scope and results of their audits, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2022 for filing with the SEC.

W. Christopher Beeler, Jr., Chair

Maria C. Duey

Paulette Garafalo

Tonya H. Jackson

E. Larry Ryder

Ellen C. Taaffe

Henry G. Williamson, Jr.

REPORT OF THE COMPENSATION COMMITTEE

The Committee has reviewed, and discussed with management, the Compensation Discussion and Analysis that appears below. Based on that review, and the Committee’s discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Paulette Garafalo, Chair
W. Christopher Beeler, Jr.

Maria C. Duey

Tonya H. Jackson

Ellen C. Taaffe
Henry G. Williamson, Jr.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of the independent directors and none of our executive officers served on the compensation committee or board of any company that employed any member of the Compensation Committee or the Board of Directors as an executive officer.

Compensation Risk Assessment

As part of its oversight responsibilities, the Compensation Committee, with assistance from management, annually reviews the Company's compensation policies and practices for all employees to determine whether they are reasonably likely to present a material adverse risk to the Company. Their review includes, among other things, a consideration of the incentives that the Company’s compensation policies and practices create and factors that may affect the likelihood of excessive risk taking. Based on its most recent review, the Committee concluded that the Company’s employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. For additional information concerning this review, see Management of Executive Compensation-Related Risk on page 33.

EXECUTIVE COMPENSATION

Executive Summary

The Compensation Committee of the Board oversees the Company’s executive compensation program. More information concerning the composition of the Committee and its authority and responsibilities can be found under Compensation Committee on page 11. The Company’s compensation program is designed to attract and retain highly qualified executives, to maintain a stable executive management team, and to reward those senior leaders who contribute significantly to the Company’s continued financial growth and profitability in the face of rapidly changing market and global economic forces affecting the Company’s business.

The Compensation Discussion and Analysis discusses the compensation program and the compensation decisions made for fiscal 2022 (which ended January 30, 2022) with respect to the following named executive officers. Mr. Boone was separated from the Company on September 2, 2021.

Name	Title
Jeremy R. Hoff	Chief Executive Officer and Director
Paul A. Huckfeldt	Chief Financial Officer
Anne J. Smith	Chief Administrative Officer and President - Domestic Upholstery
Tod R. Phelps (1)	Chief Information Officer and Senior Vice President - Operations
D. Lee Boone (2)	President Home Meridian Segment

(1)	Mr. Phelps became an executive officer on February 1, 2021.
(2)	Mr. Boone was separated from the Company on September 2, 2021.

COMPENSATION HIGHLIGHTS FOR FISCAL 2022

Increase of Base Salary

The Compensation Committee reviewed the base salaries of our named executive officers. In keeping with the practice of not automatically increasing base salaries unless there were signficant changes in responsibilities, the Compensation Committee determined it was in the best interests of the Company and its shareholders to increase the base salary of two executive officers whose salaries did not change since 2019.

Authorized long-term retention awards

Due to the adverse effects of the COVID-19 pandemic and global supply chain crisis on the Company's performance, the Compensation Committee authorized long-term retention awards in the form of restricted stock units to be delivered exclusively in the form of shares of the Company's common stock to the executives who did not receive an annual cash incentive to support executive retention.

Authorized performance-based long-term compensation awards

The Compensation Committee awarded long-term compensation in the form of performance stock units tied to pre-established goals relating to earnings per share and also awarded service-based restricted stock units to be delivered exclusively in the form of shares of the Company’s common stock to support executive retention.

Fiscal 2022 Compensation Decisions

In April 2021, the Compensation Committee increased the base salary for Mr. Huckfeldt and Ms. Smith to $300,000 from their 2019 salary level ($275,000).

The global and industry-wide supply chain crisis adversely affected the Company’s performance and annual incentive targets were not met for three out of four executive officers serving at the end of the fiscal year. The negative effects of this extraordinary crisis were pervasive and negatively affected the home furnishings industry, national and global economies and were outside of the control of these officers. Consistent with its policy of not changing annual incentive targets after Board approval and given our strong desire to promote retention of key executives during difficult industry dynamics, the Company awarded long-term retention awards in the form of restricted stock units to be delivered exclusively in the form of shares of the Company’s stock to the three executives serving at the end of fiscal year 2022 The Compensation Committee believes that the issuance of these awards was necessary for executive retention and is in the best interests of the Company and its shareholders. These RSUs cliff-vest after three years of service subject to the provisions of the 2020 Stock Incentive Plan.

Executive Compensation Policies and Practices

Our commitment to strong corporate governance practices extends to the compensation philosophy, programs, and policies established by the Compensation Committee, which include the following governance practices and policies:

What we do		What we don't do
✓	Rigorous goal setting for annual and long-term performance-based compensation	✗	No excessive perquisites
✓	Pay for performance	✗	No income tax gross ups
✓	Anti-hedging/pledging policy	✗	No discretionary bonuses
✓	Claw-back policy	✗	No adjustments to pre-established bonus targets after Board approval
✓	Assessment of compensation risk
✓	Engagement with shareholders
✓	Dual trigger CIC for performance grants and Restricted Stock Unit Awards
✓	Executive Stock Ownership Guidelines

Compensation Philosophy of the Company

The Company’s compensation philosophy is guided by the following objectives:

●	Attract and retain highly qualified executives who will contribute significantly to the success and financial growth of the Company and enhance value for shareholders;

●	Motivate and appropriately reward executives when they achieve the Company’s financial and business goals and meet their individual performance objectives; and

●	Maintain a stable executive management team to ensure the Company’s profitability objectives adapt to:

o	changing consumer preferences;

o	evolving sourcing and distribution options; and

o	broader market factors such as the overall performance of the U.S. economy and the relative strength of housing and home furnishings related activity.

Compensation Program

The Company’s executive compensation program employs several elements of compensation to achieve the objectives of its compensation philosophy. The primary elements of the program are base salary, an annual cash incentive, long-term incentives and supplemental retirement and life insurance benefits. In addition, the Company may enter into an employment agreement with an executive officer under specific circumstances, as discussed further below. These elements are structured to compensate executives over three separate timeframes:

■

Base salary and short-term incentives. Base salaries are typically set for each calendar year and the annual cash incentive is set for each fiscal year. The annual cash incentive is determined based on the Company’s financial performance during the current fiscal year. The Compensation Committee sets base salaries and potential annual cash incentive amounts for each executive position based on a number of factors, including competitive market data, executive responsibilities, individual performance and the Committee members’ business judgment.

■

Longer-term compensation. Long-term incentives are designed to reward executives if the Company achieves specific performance goals or growth in shareholder value over multi-year periods. The amounts payable to executives under performance incentives vary based on the extent to which the specified goals are achieved or surpassed. Before fiscal 2019, the Company granted long-term incentives in the form of performance awards (delivered in cash or stock) and restricted stock units. Beginning in fiscal 2019, the Company granted long-term incentives in the form of performance stock units or “PSUs” (delivered solely in shares) and restricted stock units. These awards are discussed in greater detail below beginning on page 29.

■

Full career and time-specific compensation. Supplemental retirement benefits are linked to certain executive’s continued employment with the Company to a specified age. Employment agreements and time-based restricted stock units are designed primarily to retain the covered executives for a minimum defined period of time.

The Committee believes the objectives of the Company’s executive compensation program can best be attained by structuring the program to provide compensation over these separate timeframes. For example, the Committee views annual and longer-term performance-based compensation as essential to encouraging executives to appropriately balance both the short-term and long-term interests of the Company and its shareholders. In addition, the Committee believes compensation tied to service over a full career or a specific period helps to promote executive retention and thereby allow the Company to maintain a stable management team.

Fiscal Year 2022 Financial Highlights

■

Hooker Furnishings grew sales, remained profitable and undertook strategic initiatives for long-term expansion of the business, particularly in the first half of fiscal 2022 when all segments achieved double-digit sales growth, the Company was able to better meet historical levels of demand with the right inventories.

■

However, macroeconomic challenges including soaring ocean freight costs, ocean and domestic shipping bottlenecks, material and component parts inflation, staffing and foam shortages coupled with ongoing global supply chain disruptions, particularly due to the COVID lockdowns in Vietnam and Malaysia and the slower than expected re-openings of suppliers in those two countries, had a material, adverse effect on the Company’s fiscal 2022 sales and earnings.

■

The Company was able to mitigate many of these dynamics until late summer, when the unexpected COVID-related shutdown of Asian factories began in August and continued through most of the rest of the year. While incoming orders and backlogs remained historically high, the loss of production capacity substantially reduced our supply of imported products, which hit the Home Meridian immediately due to its direct ship model and began to cause out of stock issues and low inventory receipts at Hooker Branded in the fiscal 2022 fourth quarter, despite that segment’s US warehousing model.

■

Consolidated net sales increased by $53.5 million, or 9.9%, compared to the prior year period, due to over 20% sales increases in the Hooker Branded and Domestic Upholstery segments, partially offset by 1.2% sales decrease in the Home Meridian segment.

■

Consolidated gross profit and margin both decreased due to excess freight costs and product cost inflation in the Home Meridian segment and, to a lesser extent, in the Hooker Branded segment. In addition, Home Meridian incurred over $5 million in costs to improve long-term profitability and avoid further costs by eliminating low margin channels and products. These costs consisted of chargebacks and one-time order cancellation costs related to the warehouse clubs channel it is exiting and order cancellation charges related to its exit of the ready-to-assemble furniture category.

■

Consolidated operating income was $14.8 million compared to a $14.4 million operating loss in the prior year period. The prior year loss was driven by $44.3 million non-cash intangible assets impairment charge. Consolidated net income was $11.7 million or $0.97 per diluted share, as compared to net loss of $10.4 million or ($0.88) per diluted share in the prior year period.

Fiscal Year 2022 Compensation Decisions

The table below reflects calendar 2021 base salaries and fiscal 2022 annual incentive targets and long-term incentive award targets for our named executive officers approved by the Compensation Committee:

Executive Officer	Base Salary	Annual Incentive at Target	Long-term Incentive at Target
Jeremy R. Hoff	$450,000	$337,500	$337,500
Paul A. Huckfeldt	300,000	180,000	180,000
Anne J. Smith	300,000	150,000	180,000
Tod R. Phelps	250,000	125,000	150,000
D. Lee Boone	350,000	175,000	210,000

■

Base salary– Mr. Hoff’s base salary was increased upon his appointment as the Company’s Chief Executive Officer on the first day of the Company’s 2022 fiscal year. The salaries of Mr. Huckfeldt and Ms. Smith (which had not changed since 2019) were increased in April 2021. The committee believes the increases are necessary for retention and incentive purposes. Mr. Phelps became an executive officer in early 2021, upon his promotion to Senior Vice-President--Operations and he continues to serve as the Company’s Chief Information Officer.

■

Annual cash incentive –The Company did not achieve at least the threshold level of its fiscal year 2022 consolidated net income (upon which Messrs. Hoff and Huckfeldt are eligible to receive an annual cash incentive) or the threshold level of domestic upholstery segment operating income (upon which Ms. Smith is eligible to receive an annual cash incentive), but did achieve at least the threshold operating income target for Hooker Legacy (consolidated results less the Home Meridian segment) upon which Mr. Phelps is eligible to receive a cash incentive. Consequently, Mr. Phelps received annual cash incentive payments under the cash incentive plan established at the beginning of the year by the Compensation Committee and Hoff, Huckfeldt and Smith did not. Mr. Boone, who was separated from the Company on September 2, 2021, was not eligible for an award.

■

Long-Term Incentive Awards – The Company awarded time-based restricted stock units and performance stock units to the named executive officers for the 2022 fiscal year in April 2021. These awards will be earned based on satisfaction of performance conditions measured for a performance period that includes the 2022-2024 fiscal years.

Mix of Total Compensation. The following charts illustrate the percentage of total compensation for our CEO and our other named executive officers on average, respectively, represented by each element of compensation for the fiscal 2022.

Average Other Named Executive Officer Compensation
Annual Base Salary
Performance Grants
Annual Cash Incentive
Supplemental Retirement Benefits
Supplemental Retirement Benefits -1%
Other 12%
Annual Cash...
Annual Base Salary 45%
Performance Grants 39%

Process for Determining Executive Compensation

The Committee sets base salaries, determines the amount and terms of annual cash incentive opportunities, and determines long-term incentive compensation and other benefits for the Company’s executive officers. The Committee follows the processes and considers the information discussed below in setting executive compensation.

Competitive Pay Data

Based on Mercer’s executive compensation study prepared in a prior year, the Committee established base salaries for each named executive officer during the first quarter of fiscal 2022 to be effective for the 2021 calendar year. Although the study data was from a prior year, it was deemed satisfactory by the Committee, since the information was used only as a guideline, not a benchmark. Additionally, the Committee reviews the peer group regularly to ensure it continues to be an appropriate guideline. For more information on base salary decisions in fiscal 2022, see “Base salary” under “Fiscal 2022 Compensation Decisions” on page 22.

The Compensation Committee engaged Mercer in 2016 to update the Company’s peer group. Mercer recommended this group because its members shared various financial and operational attributes with the Company, while not being limited to furniture companies. The peer group represents companies in related industries (e.g., furniture/household durables/consumer discretionary markets); of a similar size, with annual revenues ranging from 60% to 265% of the Company’s annual revenue; and similar operational complexity. The Board believes these companies represent the type of companies against which the Company competes for management talent. The peer group consists of the following companies:

■	American Woodmark Corporation

■	Bassett Furniture Industries, Inc.

■	Cavco Industries, Inc.

■	Culp, Inc.

■	Dixie Group, Inc.

■	Ethan Allen Interiors, Inc.

■	Flexsteel Industries, Inc.

■	Haverty Furniture Companies, Inc.

■	La-Z-Boy, Inc.

■	Lifetime Brands, Inc.

■	Nautilus, Inc.

■	PGT Innovations, Inc.

■	Trex Company, Inc.

The Compensation Committee has used this peer group as one of several factors in making compensation decisions and to establish a baseline from which to set executive compensation (including during fiscal 2022). The Committee compared total compensation as well as the individual compensation elements for each executive officer to the peer group in fiscal 2022. The Committee will refresh the peer group and compensation study in the future, as needed. The Committee does not tie compensation for its executive officers to any particular level or target based on this comparable compensation data. Instead, the Committee considers this pay comparability data as one of many factors when determining the appropriateness of individual elements of compensation, as well as the total compensation, payable to the Company’s executive officers.

Company Performance

Each year the Committee considers which financial performance measures to use in setting annual and longer-term incentive compensation for the executive officers. The Committee has, at various times,

linked annual cash incentives to the Company’s attainment of specific levels of operating income, pretax income, and net income. Longer-term incentives typically have been linked to achievement of a different set of performance measures, such as earnings per share (EPS) for performance grants. Historically, the Committee has awarded long-term performance grants tied to growth in the Company’s EPS, both in absolute terms and relative to EPS growth for the peer group companies. The Committee believes that EPS and EPS growth are currently the most appropriate performance measures for long-term compensation incentives because these metrics lend themselves, in a simple and objective manner, to year-over-year comparisons and to comparison with the financial performance of peer companies. In most cases, other performance measures have been found to behave in a manner consistent with EPS-related measures. Therefore, the Committee does not believe additional criteria would provide a different or enhanced perspective on the Company’s performance.

The Committee generally selects performance measures for annual incentive compensation that correspond to financial measures used by management in making day-to-day operating decisions and in setting strategic goals. In addition, these types of measures are used by the Board in evaluating Company performance. The Committee generally consults with the Chief Executive Officer and other senior executives before setting performance levels for annual and longer-term incentive compensation. The input provided by management is one of many factors the Committee considers in establishing the applicable measures and performance levels for incentive compensation. The other factors the Committee considers include the annual operating budget which is approved by the Board. The Board’s approval of the annual budget includes its review of industry and macroeconomic trends, industry sales growth, cost containment and expected capital expenditures.

Individual Performance

The Committee annually assesses the individual performance of each executive officer and considers it when setting an executive officer’s base salary. However, given the modest increases in cost of living in recent years and the Company’s emphasis on linking a larger percentage of executives’ total compensation to performance-based incentives, the Committee may elect not to increase certain executives’ base salaries on an annual basis, instead using potential annual and longer-term incentive-based payments to compensate individual executives. The Committee reserves the right to adjust base salaries as it determines to be appropriate; however, the Committee does not have a practice of automatically providing for annual increases in base salaries and therefore a decision not to increase an executive’s base salary is not based on an assessment of an executive’s performance. Each executive’s performance is measured against specific personal objectives established early in the prior year. The Chief Executive Officer’s annual personal objectives are established in consultation with the Committee. Other executive officers establish their individual objectives in consultation with the Chief Executive Officer. These objectives may include both subjective and quantifiable individual and departmental performance and developmental initiatives that are within each officer’s area of operation and are consistent with the Company’s strategic plans.

The Committee’s assessment of each executive officer’s performance with respect to these objectives is conducted primarily through conversations with the Chief Executive Officer and a review of Company performance. The Committee believes that consideration of individual performance objectives is important because it creates incentives for executive officers to make specific contributions to the Company’s financial growth based on their individual areas of responsibility, and because it allows the Company to reward those specific contributions.

Allocating Between Compensation Elements

The Committee does not have a fixed standard for determining how an executive officer’s total compensation is allocated among the various elements of the Company’s compensation program. Instead, the Committee uses a flexible approach so that it can structure the compensation elements in a manner that will, in its judgment, best achieve the specific objectives of the Company’s compensation program. However, the Committee believes that a meaningful portion of a named executive officer’s compensation should be performance-based.

Shareholder Say-on-Pay Vote

At the 2021 Annual Meeting, shareholders had the opportunity to approve, in a non-binding advisory vote, the compensation of the Company’s named executive officers. This is referred to as a “say-on-pay” proposal. Over 99% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Committee believes this vote result reflects general approval of the Company’s overall approach to structuring the Company’s executive compensation program. Therefore, the Committee did not make any significant changes in the structure of the Company’s executive compensation program during fiscal 2022 in response to the 2021 say-on-pay vote. The Compensation Committee will continue to consider the vote results for say-on-pay proposals in future years when making compensation decisions for the Company’s named executive officers.

The Board of Directors has determined that the Company’s shareholders should vote on a say-on-pay proposal each year, consistent with the preference expressed by the Company’s shareholders at the 2017 Annual Meeting. Accordingly, at the 2022 Annual Meeting, shareholders will again have the opportunity to indicate their views on the compensation of the Company’s named executive officers by an advisory say-on-pay vote. The Board recommends that you vote FOR the say-on-pay proposal (Proposal Four) at the 2022 Annual Meeting. For more information, see “PROPOSAL THREE — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION” on page 47 in this proxy statement.

Executive Compensation Decisions for Fiscal Year 2022

For the 2022 fiscal year, the primary elements of compensation for the named executive officers were:

■	base salary (set on a calendar year basis),

■	an annual cash incentive opportunity (based on the Company’s fiscal year financial performance),

■	long-term equity-based incentives for each named executive officer, and

■	supplemental retirement benefits for two of the named executive officers.

Base Salary

Based on Mercer’s executive compensation study prepared in a prior year, the Committee established base salaries for each named executive officer during the first quarter of fiscal 2022 to be effective for the 2021 calendar year. Although the study data was from a prior year, it was deemed satisfactory by the Committee, since the information was used only as a guideline, not a benchmark. For more information on base salary decisions in fiscal 2022, see “Base salary” under “Fiscal 2022 Compensation Decisions” on page 22.

The Committee’s process for setting base salary and other compensation included an annual review of individual performance and such other relevant factors as accomplishments in the executive’s current role, changes in responsibilities, job performance and the Committee’s assessment of the market rate for these positions. The Committee does not automatically increase base pay annually, but instead bases salary increases on the preceding factors.

Annual Cash Incentive

The Committee believes it is in the best interests of the Company and its shareholders to base the annual cash incentive directly on achievement of an objective performance metric. The Committee generally considers consolidated net income to be the appropriate performance metric for the annual cash incentive for senior management because it believes that items included in net income, such as consolidated income tax expense, discontinued operations, interest expense and other income and expense, reflect upon the appropriateness of management decision-making and therefore provide an effective tool for measuring senior management performance over the course of a fiscal year. However, since the responsibilities of Ms. Smith and Messrs. Phelps and Boone were primarily related to one or multiple components of the Company’s operating segments, the Committee believed it was more appropriate to set performance metrics for each of those named executive officers based on the operating income most closely related to their individual area or areas of responsibility. For more information on fiscal 2022 annual cash incentive decisions, see “Annual Cash Incentive” discussion under “Fiscal 2022 Compensation Decisions” on page 22.

Components of each executive officer’s annual cash incentive is shown in the table below:

Executive Officer	Annual Cash Incentive
Jeremy R. Hoff	Consolidated net income
Paul A. Huckfeldt	Consolidated net income
Anne J. Smith	50% of annual cash incentive is based on Consolidated net income
50% of annual cash incentive is based on Domestic Upholstery segment operating income
Tod R. Phelps	50% of annual cash incentive is based on Hooker Legacy operating income
50% of annual cash incentive is based on Home Meridian segment operating income
D. Lee Boone	Home Meridian segment operating income

The Committee approved an annual cash incentive for the 2022 fiscal year. Messrs. Hoff and Huckfeldt had the opportunity to earn a payment, expressed as a percentage of their calendar year 2021 base salary, if the Company achieved 80% or more of its fiscal 2022 consolidated net income target. Ms. Smith and Messrs. Phelps and Boone had the opportunity to earn a payment, expressed as a percentage of their calendar year 2021 base salary, if their respective segments achieved 80% or more of its fiscal 2022 operating income target. No cash bonus would be payable unless at least 80% of the consolidated net income target or respective segments’ operating income targets were met. The bonus opportunity was capped at a maximum amount if the Company reached 125% or more of its consolidated net income target (or segment (or segment component) operating income) for fiscal year 2022. For net income or operating incomes achieved at levels between the target percentages shown in the table below, a bonus percentage is interpolated such that each 1% increase in net income or operating income between the target levels results in additional bonus earned.

Annual cash incentive targets are established based on budgeted net income and segment (or segment component) operating income. Budgeted net income and operating income are established by management in its annual operating budget, which is approved by the Board.

Target payouts for each named executive officer were established based on a number of factors including:

■	historical target payouts for each executive;

■	data contained in a Mercer compensation study from a prior fiscal year;

■	general business knowledge and experience of the Committee’s members;

■	other general compensation information available to the Committee, such as perceived contribution to the Company’s success, including areas outside the executive’s core functions; and

■	the short-to-medium term total realizable compensation for each executive.

As discussed above, the Mercer study reflected total compensation for similar positions at similarly situated companies with which the Company would expect to compete for executive talent. The Committee evaluated each executive’s total compensation, with an emphasis on shifting a greater share of the executive’s total compensation to incentive-based pay and also considered the executives’ specific roles, responsibilities and experience, as well as other elements of each executive’s compensation arrangement and considered the mix of short- and long-term elements in each executive’s overall compensation plan. Generally, the greater an executive’s responsibilities, the larger the potential award. For example, Mr. Hoff, the most senior executive, was awarded a larger potential incentive award than were other senior executives due to his senior standing within the Company and his larger share of responsibilities. The incentive opportunities were structured such that if consolidated net income or segment or segment component operating income does not meet the target, the named executive officers would receive a reduced payment or no payment, but if consolidated net income or segment of segment component operating income exceeded the target, incentive payments would increase at a rate greater than the increase in net income. This was designed to recognize exemplary consolidated net income achievement. In no event would an incentive payment be earned if less than 80% of the target level was attained.

The award opportunities for each executive were as follows (expressed as a percentage of 2021 calendar year base salary):

	If the Company Attains the following Percentages of Performance Target:
Executive Officer	<80%	80%	90%	100%	110%	125%
Jeremy R. Hoff	0%	37.5%	67.5%	75.0%	93.8%	123.8%
Paul A. Huckfeldt	0%	30.0%	54.0%	60.0%	75.0%	99.0%
Anne J. Smith	0%	25.0%	45.0%	50.0%	62.5%	82.5%
Tod R. Phelps	0%	25.0%	45.0%	50.0%	62.5%	82.5%
D. Lee Boone	0%	25.0%	45.0%	50.0%	62.5%	82.5%

Each additional percentage of net income realized between the percentages shown above is interpolated, such that each additional percentage of net income realized between the threshold amounts shown above results in a larger bonus payout, as shown in the table below:

	Interpolation per 1% of increased earnings:
	Between 80- 89% of Target Net Income	Between 90- 99% of Target Net Income	Between 100-109% of Target Net Income	Between 110-125% of Target Net Income
All executive officers	4%	1%	2.50%	2.67%

The net income target for the 2022 fiscal year was set at $34.7 million on a consolidated basis. The net income target had previously been approved by the Board in consultation with management, and after considering the Company’s profit potential, the impact of national and international economic conditions on the Company and the home furnishings industry as a whole. Based on these factors, the Committee concluded that the target and threshold levels were appropriate to motivate and appropriately reward executive officers to attain the desired level of performance for fiscal 2022.

The 80% threshold performance level for our annual cash incentive was believed to be an achievable goal. The 100-124% target performance level was believed to be aggressive, but attainable. Performance at or above the 125% level was believed to be realizable, but only with exceptional performance.

Only Hooker Legacy (consolidated results less the Home Meridian segment) achieved at least the threshold operating income target set by the Committee for fiscal 2022, achieving 110% of its $32.8 million operating income target. This resulted in payments at the percentage indicated. As a result, the named executive officers received annual cash incentive payments as follows:

Executive Officer	Fiscal 2022 Annual Cash Incentive Earned
Jeremy R. Hoff	-
Paul A. Huckfeldt	-
Anne J. Smith	-
Tod R. Phelps	$76,563
D. Lee Boone (1)	-

(1)         Mr. Boone was separated from the Company on September 2, 2021 and was not eligible for an award.

Long-Term Incentives

During fiscal 2022, consistent with the Committee’s objective of giving greater weight to the performance-based element of total compensation, the Committee granted two types of long-term incentive awards for the performance period beginning in fiscal year 2022. The awards were designed to directly link a significant portion of a named executive officer’s compensation to the growth in value of the Company and to further enhance existing retention incentives under the Company’s executive compensation program.

The first of the two types of awards was a Performance-based Restricted Stock Unit (PSU) grant and the second type of award was a service-based restricted stock unit. The second type is discussed on page 31 and below.

Before fiscal 2019, the Committee awarded performance–based grants payable in cash or shares instead of PSUs, which are settled in shares of common stock of the Company. Performance –based grants worked nearly identically to the way PSUs currently work, except that:

■

performance-based grants could be paid in a combination of cash or shares of the Company’s common stock at the discretion of the Committee when vested; PSUs are paid in shares of the Company’s common stock only, with shares withheld at vesting to pay taxes at the statutory rate; and

■

the number of shares awarded under the performance-based grants was determined by dividing the dollar amount of the award by the settlement-date fair market value of the Company’s stock; the number of PSUs awarded is determined by dividing the dollar amount of the award by the grant date fair market value of the Company’s stock.

The Committee believed it was in the best interests of the Company and its shareholders to award PSUs because they believed an award whose shares were determined based on the grant date-date fair market value of the Company’s stock instead of the payout or settlement-date fair market value of the Company stock, would further promote longer-term thinking among its named executive officers and better align its interests with those of the Company’s shareholders.

Performance-based Restricted Stock Unit

Each PSU entitles the executive officer to receive one share of the Company’s common stock based on the achievement of two specified performance conditions if the executive officer remains continuously employed by the Company through the end of the three-year performance period (subject to limited exceptions). One target is based on annual average growth in the Company’s EPS over the performance period and the other target is based on EPS growth over the performance period compared to that of the peer companies described at page 24. The PSUs vest subject to the Company’s attainment of pre-established financial goals related to the sum of two amounts, (1) the Company’s absolute EPS

Growth and (2) relative EPS growth, over a three-year performance period that began January 30, 2022 and ends January 28, 2024, as approved by the Committee. The payout or settlement of the PSUs shall be made in shares of the Company’s common stock (based on the fair market value of the shares of the Company’s common stock on the date of settlement or payment). The PSUs do not convey any voting rights or dividend or dividend equivalent rights to the executive officer.

The amount set forth in the table below is based on the average annual growth of the Company’s fully diluted EPS from continuing operations over the performance period. The Company’s EPS growth must average at least 5% annually over the performance period for a payment to be made.

	Payout in Shares of Company Stock Based on EPS Growth (%) for Performance Period
	Threshold	Target			Maximum
Executive Officer	5%	10%	15%	20%	25%
Jeremy R. Hoff	1,008	3,025	4,033	5,041	6,050
Paul A. Huckfeldt	645	1,935	2,581	3,226	3,871
Anne J. Smith	645	1,935	2,581	3,226	3,871
Tod R. Phelps	448	1,344	1,792	2,241	2,689
D. Lee Boone	627	1,882	2,509	3,137	3,764

The amount set forth in the table below is based on the average annual growth of the Company’s EPS over the performance period relative to a group of specified peer companies. However, if the Company’s EPS growth is not positive for the performance period, this payment will be capped at the amount for the 50th percentile.

	Payout in Shares of Company Stock Based on Relative EPS Growth for Performance Period
		Threshold	Target	Maximum
Executive Officer	Less than 50th percentile	50 to 59th percentile, but less than 59th percentile	60th percentile, but less than 79th percentile	Equal to or greater than 80th percentile
Jeremy R. Hoff	-	3,024	4,032	6,048
Paul A. Huckfeldt	-	1,935	2,581	3,871
Anne J. Smith	-	1,935	2,581	3,871
Tod R. Phelps	-	1,344	1,792	2,688
D. Lee Boone	-	1,882	2,509	3,763

The Committee selected EPS as the measure for the performance targets because EPS, and especially changes in EPS, directly reflect changes in the value of the Company over time, which the Committee believes best reflects the long-term interests of the shareholders. Using a simple, well-defined performance measure for these awards reduces the risk of manipulating that measure for short-term gain and reduces the risk of unintended consequences that could result from paying bonuses based on factors other than earnings, such as sales growth or non-financial measures which could misalign shareholder and management objectives. For example, a focus on sales growth or a non-financial metric such as customer satisfaction could provide an incentive to increase sales through greater discounting or create excessively generous return and allowance policies at the expense of overall profitability.

Restricted Stock Units

The Committee also awarded to each named executive officers RSUs that will vest if the executive remains continuously employed with the Company (subject to limited exceptions) until the three-year anniversary date of each grant which is April 8, 2024. The awards may be paid in shares of Company stock, cash or a combination of both, as determined by the Committee in its discretion. They are designed to encourage retention and to provide an incentive for increasing shareholder value. The number of RSUs awarded to each executive officer is set forth in the table below:

Executive Officer	Number of RSUs
Jeremy R. Hoff	3,024
Paul A. Huckfeldt	968
Anne J. Smith	968
Tod R. Phelps	1,344
D. Lee Boone (1)	1,882

(1)	Mr. Boone’s FY22 RSU award was forfeited upon his separation from the Company on September 2, 2021.

The Committee also approved time-based RSUs as retention awards that will vest if the executive remains continuously employed with the Company through the end of a three-year service period that ends April 8, 2024. The COVID-19 pandemic adversely affected the Company’s fiscal 2021 performance and annual incentive targets were not met for three out of our four executive officers serving at the end of the fiscal year. The Committee awarded long-term retention awards to the three executives who did not receive an annual cash incentive for the last fiscal year. The Compensation Committee believes that the issuance of these awards is necessary for executive retention and is in the best interests of the Company and its shareholders. The number of RSUs awarded to each executive officer is set forth in the table below:

Executive Officer	Number of RSUs
Jeremy R. Hoff	-
Paul A. Huckfeldt	1,774
Anne J. Smith	1,478
Tod R. Phelps	-
D. Lee Boone (1)	1,613

(1)	Mr. Boone’s retention award was forfeited upon his separation from the Company on September 2, 2021.

Supplemental Retirement Benefits

Mr. Huckfeldt and Ms. Smith participate in the Company’s Supplemental Retirement Income Plan (“SRIP”). The SRIP is a non-qualified, unfunded supplemental retirement plan that provides a monthly benefit equal to a specified percentage of the participant’s average base salary plus annual bonus for the 60-consecutive month period preceding their termination of employment (referred to as their “Final Average Earnings”). Mr. Huckfeldt and Ms. Smith are each eligible to receive a monthly benefit equal to 25% of their

Final Average Earnings. For all executives, the benefit is paid for 15 years following the participant’s retirement. As a general matter, a participant is not entitled to receive any benefit under the SRIP unless they remain continuously employed with the Company to age 60. At age 60, the participant becomes vested in 75% of their SRIP benefit and in 5% increments each following year until becoming 100% vested at age 65, assuming the participant remains continuously employed to those dates.

The objective of the SRIP is to create incentives for covered employees to remain employed with the Company over the balance of their careers, reward extended service with the Company and to balance short-term and long-term decision making, thereby enhancing the stability of the management team and allowing for predictability in succession planning. In addition, the Committee has determined that the SRIP helps mitigate compensation-related risk as discussed on page 33.

Each participant’s benefit in the SRIP will become fully vested, regardless of age, and the present value of those benefits will be paid in a lump sum upon a change in control of the Company. The Committee believes that this provision further enhances retention by providing assurance to employees that the benefits promised under the SRIP will be paid if the Company comes under new ownership or control. The amounts to which participating named executive officers would be entitled to receive under the SRIP and additional information concerning the SRIP can be found in the Pension Benefits table on page 39 and Potential Payments upon Termination or Change in Control on page 40.

Messrs. Hoff, Phelps and Boone do not participate in the SRIP. They have been provided other retention incentives under their employment agreements tailored to their specific employment circumstances.

Employment Agreements

The Committee has not made a practice of offering employment agreements, however in certain circumstances employment agreements may help the Company achieve the objectives of its compensation program and its other business goals. Therefore, the Committee assesses on a case-by-case basis whether it may be appropriate to enter into employment or separation agreements with executive officers.

The Committee previously determined that an employment agreement was not needed for Mr. Huckfeldt because the SRIP and long-term incentive plan served as sufficient retention incentives for him.

The Company entered into employment agreements with Ms. Smith and Messrs. Boone and Hoff during fiscal 2019.

Ms. Smith currently serves as the Company’s Chief Administrative Officer and President-Domestic Upholstery. She is viewed as key to the Company’s success in the near-to-medium term. While Ms. Smith participates in the SRIP, she was not vested at the time it was determined that an employment agreement, including non-compete and anti-raiding stipulations, was appropriate.

For information regarding the terms of these employment agreements, see “Employment Agreements and Other Employment Terms” on page 36.

Other Benefits

The Company maintains a tax-qualified 401(k) savings plan for all of its eligible employees, including the named executive officers. The plan provides for Company matching contributions, which are fully vested after two years of continuous service. The Company’s other benefit plans include health care, dental and vision insurance, group life insurance and disability insurance. The named executive officers participate in these plans on the same basis as other eligible employees.

Tax and Accounting Implications of Executive Compensation

Our Compensation Committee believes that shareholder interests are best served if their discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses. However, our Compensation Committee does not anticipate a shift away from variable or performance-based compensation payable to our executive officers in the future, nor do we anticipate applying less rigor in the process by which we establish performance goals or evaluate performance against such pre-established goals, with respect to compensation paid to our NEOs. In addition, accounting considerations are one of many factors that our Compensation Committee considers in determining compensation mix and amount.

Incentive Compensation Recoupment Policy

The Board of Directors previously adopted a “clawback” policy called the Incentive Compensation Recoupment Policy, in which the Board has the authority to pursue recovery of incentive compensation in the event of:

●	an accounting restatement;
●	a material error in a compensation measure; or
●	fraudulent or intentional misconduct.

This policy does not limit the legal remedies the Company may seek against any employee for fraudulent or illegal activity. Further, this policy was not adopted in response to any particular concerns, but rather to align the Company’s compensation practices with observed best practices.

Management of Executive Compensation-Related Risk

The Company’s executive compensation program is designed to create incentives for its executives to achieve its annual and longer-term business objectives. The Committee considers how the individual elements of executive compensation, and the executive compensation program as a whole, could potentially encourage executives, either individually or as a group, to make excessively risky business decisions at the expense of long-term shareholder value. To address this potential risk, the Committee annually reviews the risk characteristics of the Company’s executive compensation programs generally and considers methods for mitigating such risk. The Committee considers the following characteristics of the Company’s executive compensation program as factors that help mitigate such risk:

■	the Committee has authority under the Company’s Incentive Compensation Recoupment, or “clawback”, policy described above;

■	the Committee has the unlimited authority to reduce long-term performance grant awards or pay no award at all;

■	long-term performance grants are performance-based, which aligns compensation with the interests of our shareholders;

■	overall compensation is balanced between fixed and variable pay, and variable pay is linked to annual performance and performance over multi-year periods;

■

the fixed compensation provided under our SRIP to certain executive officers helps avoid the potential for excess leverage and allows for longer service conditions than typical variable pay arrangements, thereby enhancing retention and management continuity;

■

the multi-year cliff-vesting feature of restricted stock units promotes long-term retention, helps to mitigate inappropriate short-term risk taking and helps to align management and shareholder interests;

■	profitability goals, which serve as inputs for variable annual cash incentive compensation and long-term performance grants, are approved by the Board;

■

the long-term performance grants have been based on cumulative absolute and relative EPS growth over multi-year periods, which helps reduce the potential for short-term focus at the expense of longer-term growth;

■	a consistent compensation philosophy has been applied year-over-year and does not change significantly with short-term changes in business conditions;

■

open dialogue among management, the Committee and the Board regarding executive compensation policies and practices and the appropriate incentives to use in achieving short-term and long-term performance targets; and

■	other general risk mitigating factors, including:

■	quarterly reviews of the Company’s results of operations and financial condition;

■	quarterly review of management’s Enterprise Risk Management report;

■	annual review of management’s compensation risk assessment;

■	executive sessions at all committee meetings, including executive session with the Company’s independent auditor; and

■	a fairly flat organizational structure, which promotes knowledge sharing and risk awareness by members of senior management.

Other Policies and Practices

Cash Incentives. The Committee has adopted certain guidelines for administering annual cash incentive compensation. Generally, an executive must remain employed to the last day of a fiscal year to be eligible to receive an annual cash incentive payment for that fiscal year. However, executives who terminate employment during the last quarter of a fiscal year due to death or disability, or who retire after they have attained age 55 and completed 10 years of service, are entitled to receive the same payment that they would have received had they remained employed to the end of the fiscal year. Executives who meet either of these requirements and who terminate employment in the second or third quarter of a fiscal year are entitled to receive 50% or 75%, respectively, of the payment they would have received had they remained employed to the end of the fiscal year. The guidelines establish procedures for the Committee to review and approve annual cash incentive determinations after the Chief Executive Officer and Chief Financial Officer confirm whether the performance conditions for the fiscal year have been achieved and whether any other applicable conditions have been met for that fiscal year.

Stock Ownership Guidelines. The Committee adopted stock ownership requirements in April 2019 such that the CEO is required to hold at least three-times his base salary in Company stock and each other executive officer is required to hold two-times their base salary, as measured by the Company’s closing stock price as of the end of the most recently completed fiscal year. Each executive officer is allowed six years to accumulate the required number of shares. Since the 2013 fiscal year, the Committee has approved restricted share units and performance grants for executive officers, which may be paid in shares of Common Stock, cash or both if the applicable service and performance requirements are met.

Hedging Policy. Executive officers, along with directors and certain other “key insiders,” are prohibited from engaging in certain types of transactions related to our Common Stock, including zero-cost collars and forward stock sales, as well as transactions in derivative securities, using margin accounts and pledging shares as collateral. See the discussion on page 15 for additional details regarding prohibited transactions.

Summary Compensation Table

The following table sets forth the compensation for services in all capacities to the Company for the three fiscal years ended January 30, 2022 of the persons who were the Company’s named executive officers that year.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation	Total
		($)(1)	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Jeremy R. Hoff, CEO and Director	2022	450,000	-	337,500	-		10,669	798,169
	2021	285,511	-	180,000	93,000		10,356	568,867
	2020	300,000	-	180,000	105,000	-	10,306	595,306

Paul A. Huckfeldt, CFO and Sr. VP Fin. and Acctg.	2022	295,833	-	246,000	-	(11,090)	10,554	541,297
	2021	257,292	-	165,000	-	118,498	9,511	550,301
	2020	270,833	-	165,000	-	210,354	10,379	656,566

Anne J. Smith, CAO, Sr. VP Administration, President-Domestic Upholstery	2022	295,833	-	235,000	-	(3,133)	10,554	538,254
	2021	261,560	-	165,000	-	114,444	9,661	550,665
	2020	270,833	-	165,000	-	160,511	10,379	606,723

Tod R. Phelps, Chief Information Officer and Sr. VP - Operations (6)	2022	250,000	-	150,000	76,563		9,256	485,819

D. Lee Boone, President – Home Meridian segment	2022	213,590	-	270,000	-		245,189	728,779
	2021	285,000	-	180,000	-		9,606	474,606
	2020	300,000	-	180,000	-		10,306	490,306

(1)

Amounts shown represent base salary paid during the fiscal year before any deductions into the Company’s 401(k) plan. Annual base salary adjustments generally become effective at the beginning of each calendar year and do not coincide with the beginning of a fiscal year.

(2)

For each named executives, this amount is the sum of the grant date fair value of (a) the restricted stock units and (b) three-year performance grants that were awarded to the named executive officers in fiscal 2022. The value of these awards was determined in accordance with FASB ASC Topic 718. The three-year performance grants shown were computed assuming that the probable level of performance would be achieved (10% EPS growth and relative EPS growth at the 50th percentile for the performance period) and excluded the impact of estimated forfeitures related to service-based vesting conditions. For more information regarding the restricted stock units and the three-year performance grants, refer to the Grants of Plan-Based Awards table on page 37 and to the Outstanding Equity Awards at Fiscal Year-End table on page 38. The value of the PSU awards to our named executive officers assuming the maximum level of performance is achieved are as follows: $450,000 (Hoff), $288,000 (Huckfeldt), $288,000 (Smith), $200,000 (Phelps) and $280,000 (Boone). For more information regarding the calculation of restricted stock unit and performance grant values, refer to note 13 of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2022 (the “2022 Form 10-K”), as filed with the SEC.

(3)

This column shows amounts earned under the annual cash incentive program, if any. For more information regarding the terms of the annual cash incentives for fiscal year 2022, see the Executive Compensation discussion at page 22.

(4)

This column shows the change in the present value of the named executive officer’s accumulated benefit under the Supplemental Retirement Income Plan (“SRIP”) at the earliest full benefit retirement age. These changes in present value are not directly in relation to final payout potential and can vary significantly year-over-year based on (i) promotions and corresponding changes in salary; (ii) other one-time adjustments to salary or other reasons; (iii) actual age versus predicted age at retirement; (iv) the discount rate used to determine present value of benefit; and (v) other relevant factors. A decrease in the discount rate results in an increase in the present value of the accumulated benefit without any increase in the benefits payable to the NEO at retirement and an increase in the discount rate has the opposite effect. The numbers reported are pension accounting values and were not realized by the named executive officers during the relevant fiscal year. None of the named executive officers received above-market or preferential earnings on compensation that was deferred on a non-tax-qualified basis. Messrs. Hoff, Phelps, and Boone do not participate in the SRIP.

(5)

All Other Compensation for fiscal year 2022 includes amounts reimbursed for disability income insurance premiums, matching contributions to the Company’s 401(k) plan, and severance and restricted stock unit awards vested in connection with Mr. Boone’s separation.

Name	Disability Income Insurance Premium Reimbursement	401(k) Match	Severance	RSU Awards Vested at Separation	Total

Jeremy R. Hoff	$506	$10,163	$-	$-	$10,669
Paul A. Huckfeldt	506	10,048	-	-	10,554
Anne J. Smith	506	10,048	-	-	10,554
Tod R. Phelps	506	8,750	-	-	9,256
D. Lee Boone (a)	337	7,146	148,526	89,180	245,189

(a)         Mr. Boone separated from the Company on September 2, 2021. The amount shown in the “RSU Awards Vested at Separation” column represented 1,945 shares of RSU vested at value of $89,180 in connection with his separation.

(6)	Mr. Phelps was first designated an executive officer on the first day of the Company’s 2022 fiscal year.

Employment Agreements and Other Employment Terms

The Company entered into employment agreements with Ms. Smith and Messrs. Boone and Hoff on June 4, 2018, each of which provides for an indefinite term and sets forth the executive’s annual base salary rate subject to future adjustment to ensure consistency with the range of salaries for officers at other companies with similar responsibilities. The agreements also set forth each executive’s short-term incentive target opportunity, expressed as a percentage annual base salary (40% for each executive), as well as each executive’s long-term incentive target opportunity, also expressed as a percentage of annual base salary (40% for each executive). The short-term and long-term incentive programs in which these executives currently participate are further described beginning on pages 26 and 29. The agreements further provide that each executive is eligible to participate in any other benefit program offered or generally made available by the Company for its management employees. In addition to these provisions, as well as provisions addressing payments to each executive in the event of death, disability and termination of employment absent “cause,” the agreements include customary provisions addressing confidentiality, non-disclosure, non-competition and non-solicitation. For additional discussion regarding the terms of these employment agreements, see Potential Payments upon Termination (specifically Involuntary Termination of Employment Absent Cause) which begins on page 41.

Grants of Plan-Based Awards

The following table sets forth information concerning individual grants of awards made under the Company’s annual cash incentive plan and 2020 Stock Incentive Plan during fiscal 2022:

			Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Award Type	Grant Date for Equity Incentive Plan and Stock Awards	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Units (3)	Grant Date Fair Value Stock Awards ($)

Jeremy R. Hoff	Annual Cash Incentive		$168,750	$337,500	$556,875
	Performance Grant	4/8/2021				$37,500	$225,000	$450,000		$225,000	(4)
	RSU Grant	4/8/2021							3,024	108,441	(5)

Paul A. Huckfeldt	Annual Cash Incentive		90,000	180,000	297,000
	Performance Grant	4/8/2021				24,000	144,000	288,000		144,000	(4)
	RSU Grant	4/8/2021							2,742	98,328	(5)

Anne J.Smith	Annual Cash Incentive		75,000	150,000	247,500
	Performance Grant	4/8/2021				24,000	144,000	288,000		144,000	(4)
	RSU Grant	4/8/2021							2,446	87,714	(5)

Tod R. Phelps	Annual Cash Incentive		62,500	125,000	206,250
	Performance Grant	4/8/2021				16,667	100,000	200,000		100,000	(4)
	RSU Grant	4/8/2021							1,344	48,196	(5)

D. Lee Boone	Annual Cash Incentive		87,500	175,000	288,750
	Performance Grant	4/8/2021				23,333	140,000	280,000		140,000	(4)
	RSU Grant	4/8/2021							3,495	125,331	(5)

(1)

Represents the estimated payouts under annual cash incentive program for the 2022 fiscal year, as of the time those incentives were granted to the named executive officers. For additional discussion regarding annual cash incentives and the actual amounts paid to the named officers for fiscal 2022, refer to the Compensation Discussion and Analysis which begins on page 18, including Annual Cash Incentive on page 26 and the Summary Compensation table on page 35.

(2)

Represents the estimated future payouts under the performance grants awarded to the named executive officers in fiscal 2022. For additional discussion regarding these performance grants, refer to Compensation Discussion and Analysis, which begins on page 18, including Long-Term Performance Incentive on page 29 and the Summary Compensation Table on page 35.

(3)

This is the number of service based and special retention RSUs granted to the named executive officer. Each RSU entitles the named executive officer to receive one share of the Company’s common stock (or, at the discretion of the Committee cash based on the fair market value of a share of the Company’s common stock on the date payment is made or both) if they remain continuously employed with the Company through the end of three-year service periods that ends April 8, 2024. In addition to the service-based vesting requirement, 100% of an executive officer’s RSUs will vest upon a change of control of the Company and a prorated number of the RSUs will vest upon the death, disability, or retirement of the executive officer.

(4)

Represents the three-year performance grants that were awarded to the named executive officers in fiscal 2022. The three-year performance grants shown were computed assuming that the probable level of performance would be achieved (10% EPS growth and relative EPS growth at the 50th percentile for the performance period) and excluded the impact of estimated forfeitures related to service-based vesting conditions. The maximum amount payable under these awards would occur if the Company achieved 25% or more EPS growth and relative EPS growth at the 80th percentile or greater for the performance period. Payouts under the maximum of this payout scenario would be: Hoff $450,000; Huckfeldt $288,000; Smith $288,000; Phelps $200,000 and Boone $280,000.

(5)

The grant date fair value of each RSU is based on the market price of the Company’s common stock on the grant date, reduced by the present value of the dividends expected to be paid on the shares during the service period, discounted at the appropriate risk-free rate of return. For more information concerning the calculation of performance grant fair values, refer to note 13 of the Company’s consolidated financial statements included in the Company’s 2022 Form 10-K.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards, which consist of performance grants and restricted stock units, held by the named executive officers at the end of fiscal 2022. There were no stock options outstanding as of the end of fiscal 2022.

Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

Jeremy R. Hoff	4/17/2019	(1)
	4/17/2019	(2)	1,995	41,975
	4/7/2020	(1)			80,004
	4/7/2020	(2)	4,310	90,682
	4/8/2021	(1)			75,004
	4/8/2021	(2)	3,024	63,625

Paul A. Huckfeldt	4/17/2019	(1)
	4/17/2019	(2)	1,108	23,312
	4/7/2020	(1)			88,000
	4/7/2020	(2)	2,371	49,886
	4/8/2021	(1)			48,000
	4/8/2021	(2)	2,742	57,692

Anne J. Smith	4/17/2019	(1)
	4/17/2019	(2)	1,108	23,312
	4/7/2020	(1)			88,000
	4/7/2020	(2)	2,371	49,886
	4/8/2021	(1)			48,000
	4/8/2021	(2)	2,446	51,464

Tod R. Phelps	4/8/2021	(1)			33,335
	4/8/2021	(2)	1,344	28,278

D. Lee Boone	4/17/2019	(1)
	4/17/2019	(2)
	4/7/2020	(1)			40,002
	4/7/2020	(2)
	4/8/2021	(1)
	4/8/2021	(2)

(1)

Performance grant awards outstanding as of January 30, 2022. Performance metrics for the grants awarded on April 17, 2019 were not met; consequently, there was no payout and there are no amounts shown in the table. Performance grants are denominated as a percentage of the named executive officer’s base salary as of April 7, 2020 for the grants awarded on April 7, 2020 and base salary as of April 8, 2021 for the grants awarded on April 8, 2021. Performance grants are not expressed as a number of shares, units or other rights. Each performance grant entitles the executive officer to receive a payment based on the achievement of two specified performance conditions. The payout will be the sum of two amounts, based on the Company’s absolute and relative EPS growth over a three-year performance period that began on February 3, 2020 and ends on January 29, 2023 (for the grants awarded on April 7, 2020) and over a three-year performance period that began on February 1, 2021 and ends on January 28, 2024 (for the awards granted on April 8, 2021). At the discretion of the Committee, the grants awarded in 2020 and 2021 which are performance-based restricted stock units (“PSUs”), the payout or settlement shall be made in shares of the Company’s common stock (based on the fair market value of the shares of the Company’s common stock on the date of settlement or payment). In all cases, the executive officer also must remain continuously employed with the Company through the end of the performance period to be eligible for a payment, with prorated payments made due to retirement, death or disability. The performance grants provide for a lump sum cash payment to the executive officer if the Company undergoes a change of control. For additional discussion regarding the performance grants, refer to the Executive Compensation Discussion at page 18.

(2)

Restricted stock unit (“RSU”) awards outstanding at the end of the last completed fiscal year. Market value is based on the closing market price of the Company’s common stock on January 30, 2022 fiscal year. Each RSU entitles the executive officer to receive one share of common stock if he or she remains continuously employed with the Company through the end of a three-year service period (i.e., April 16, 2022 for the April 17, 2019 award, April 7, 2023 for the April 7, 2020 award and April 8, 2024 for the April 8, 2021 award). At the discretion of the Committee, the RSUs may be paid in shares of the Company’s common stock, cash (based on the fair market value of a share of common stock on the date payment is made), or both. In addition to the service-based vesting requirement, 100% of the RSUs will vest upon a change of control of the Company and a prorated number of the RSUs will vest upon the death, disability or retirement of the executive officer. No amounts are shown for Mr. Boone as he was entitled to and received a pro-rated share payout for the service periods that ended upon his separation from the Company on September 2, 2021.

(3)

Performance metrics were not met for the 2020 performance grant award as of the end of the 2022 fiscal year, which was the end of the award’s three-year performance period. Consequently, no amount was outstanding at the end of the 2022 fiscal year. The amount reported for the 2021 and 2022 performance grant awards is based on the level of performance achieved as of the end of the 2022 fiscal year, even though actual performance will not be measured under each of those awards until the end of their respective three-year performance periods. If the interim performance exceeded the threshold for the award, the reported value of the award was based on assumed achievement of the next higher performance measure that exceeds the actual interim measure of performance (which was the maximum performance level for both absolute and relative EPS growth). Any payments under the 2020 and 2021 performance grant awards will be determined based on actual performance through 2023 and 2024, respectively, and not on any interim measure of performance. Amounts shown for Mr. Boone are prorated for the service period that ended upon his separation from the Company on September 2, 2021.

Supplemental Retirement Benefits

The following table sets forth information concerning benefits provided for Mr. Huckfeldt and Ms. Smith under the Company’s Supplemental Retirement Income Plan (“SRIP”). Messrs. Hoff, Phelps, and Boone do not participate in the SRIP:

Name	Plan Name	Plan Years of Service	Present Value of Accumulated Benefit($)(1)

Paul A. Huckfeldt	SRIP	16	939,632
Anne J. Smith	SRIP	14	595,944

(1) Assumes a discount rate of 2.70%, based on the Moody’s Composite Bond Rate as of January 31, 2022 (rounded to the nearest 5 basis points).

The SRIP provides a monthly supplemental retirement benefit equal to a specified percentage of the executive’s final average monthly compensation (25% for both Mr. Huckfeldt and Ms. Smith), payable for a 15-year period following the executive’s termination of employment. Final average monthly compensation means the average monthly base salary and any annual incentive awards paid to the executive during the five-year period before his termination of employment with the Company.

An executive becomes vested in 75% of the monthly supplemental benefit if the executive remains continuously employed with the Company until reaching age 60 and is vested in additional 5% increments for each subsequent year that the executive remains continuously employed with the Company. Executives who remain continuously employed to age 65 become fully vested in their monthly supplemental benefit. The monthly retirement benefit for each participant in the plan, regardless of age, will become fully vested and the present value of all plan benefits will be paid to participants in a lump sum upon a change in control of the Company (as discussed under Potential Payments upon Termination or Change in Control, below). Additional information regarding the SRIP can be found under Executive Compensation beginning on page 18.

Potential Payments upon Termination or Change in Control

Supplemental Retirement Income Plan

Upon a change in control of the Company each SRIP participant, regardless of age, will become fully vested and receive the present value of their entire plan benefit in a lump sum payment. A “change in control” includes, subject to certain exceptions:

■	acquisition, other than from the Company, of more than 50% of the outstanding shares or the combined voting power, of the Company’s Common Stock; or

■

a majority of members of the Board is replaced during a twelve-consecutive-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

The benefits payable under the SRIP are described further under Pension Benefits above.

The following table provides the estimated lump sum payment each participating named executive officer would have received under the SRIP if a change in control had occurred on the last day of fiscal 2021.

Name	Change in Control – SRIP ($)(1)

Paul A. Huckfeldt	$1,045,204
Anne J. Smith	879,684

(1)

Calculated based on historical average salary and bonus amounts for the five-year period ended January 31, 2022, and assuming a discount rate equal to 120% of the short-term (0.53%), mid-term (1.56%) or long-term (2.17%) applicable federal rate for the month of January 2022 depending on the number of years remaining to the participant’s retirement at age 65.

If a SRIP participant were to die while employed by the Company and before payment of their vested benefit begins, their beneficiary will receive a death benefit equal to the participant’s vested benefit, which would be paid in 180 equal monthly payments.

Performance Grants

Outstanding performance grants awarded to the named executive officers provide for a lump sum cash payment to the executive officer if the Company undergoes a “change of control.” The payment would be made on the date of the change of control and would assume that the named executive officer remained continuously employed through the end of the applicable performance period and that the specified target levels defined in the grant agreement had been attained for the applicable performance period. A change of control includes, subject to certain exceptions:

■	acquisition, other than from the Company, of more than 50% of the combined voting power of the Company’s Common Stock; or

■

a majority of the members of the Board is replaced during a twelve-consecutive-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; and

■	on or after the occurrence of the change of control, the participant’s employment is terminated involuntarily or constructively terminated without cause.

For grants made before June 2020 under the 2015 Stock Incentive Plan, such awards generally provide that where the successor or acquirer agrees in writing prior to the occurrence of a change of control to assume or continue the Company’s outstanding awards, no accelerated vesting, exercisability and/or payment of an outstanding award (or substitute award) shall occur, unless on or after the occurrence of the change of control, the participant’s employment is terminated involuntarily or constructively terminated without cause.

For future grants under the Stock Incentive Plan, the Compensation Committee (or, with respect to director awards, the Board) is permitted to provide for vesting of awards to eligible employees in connection with a change in control of the Company if there is also a termination of employment in connection with the change in control. This is often referred to as “double trigger” vesting. For these purposes, a termination is considered to be in connection with a change of control if it occurs upon or within two years after the change in control and is for one of the following two reasons: (i) an involuntary termination by the Company without “cause” or (ii) a “constructive termination” by the participant. The terms “cause” and “constructive termination” are defined in the applicable award agreements. In addition, the Committee may provide for the assumption or substitution of awards by a surviving corporation. Awards to non-employee directors may fully vest upon a change in control.

The performance grants also provide for a pro-rated lump sum payment to be made in connection with the death, disability or retirement (as defined in the 2020 Stock Incentive Plan) of the named executive officer. The payment would be made upon the completion of the applicable performance period based on the performance levels actually achieved for the applicable performance period.

The following table provides the estimated aggregate payments to which each named executive officer would have been entitled under his respective performance grants if a change of control, or the executive’s death, disability or retirement, had occurred on the last day of fiscal 2022 (subject to certain assumptions, as specified below).

	Payout under Performance Grants ($)(1)
Name	Change of Control	Death, Disability or Retirement

Jeremy R. Hoff	$345,017	$154,853
Paul A. Huckfeldt	276,000	135,864
Anne J. Smith	276,000	135,864
Tod R. Phelps	100,005	33,302
D. Lee Boone	-	-

(1)

These amounts include the amounts payable under three-year performance grants awarded April 7, 2020 and April 8, 2021 which are described in the Outstanding Equity Awards at Fiscal Year-End table on page 38. Performance metrics were not met for the grants awarded on April 17, 2019 and are therefore not included in the amounts shown above. The payout amounts in connection with an executive’s death, disability or retirement assume that the probable level of performance is achieved for the applicable performance periods.

Restricted Stock Units

The Compensation Committee may provide that outstanding restricted stock units (RSUs) awarded to the named executive officers will vest earlier upon certain terminations of employment following a change of control and may also be eligible for earlier pro rata vesting in connection with a termination of employment on account of death, disability, or retirement (as defined in the 2020 Stock Incentive Plan). A “change of control” of the Company for purposes of the RSUs has the same meaning as for the performance grants described above. The RSU payment would be a lump sum paid on the date of the change of control or as soon as administratively practicable after the vesting date upon the executive’s death, disability, or retirement. The following table provides an estimate of the aggregate payments that each named executive officer would have received under the executive’s RSUs if a change of control, or the executive’s death, disability or retirement, had occurred on the last day of fiscal 2022.

	Payout under Restricted Stock Units Upon ($)(1)
Name	Change of Control	Death, Disability or Retirement

Jeremy R. Hoff	$196,282	$122,821
Paul A. Huckfeldt	130,890	75,275
Anne J. Smith	124,662	73,220
Tod R. Phelps	28,278	9,332
D. Lee Boone	-	-

(1)

These amounts include the amounts payable under three-year RSUs awarded April 17, 2019, April 7, 2020 and April 8, 2021 which are described in the Outstanding Equity Awards at Fiscal Year-End table on page 38 and are calculated based on the closing price of the Company’s Common Stock as of the last trading day of fiscal 2022.

Smith, Boone and Hoff Employment Agreements

Under each of these employment agreements, the named executive officer is entitled to receive certain payments in connection with their termination of employment absent “cause,” and in the event of their death. If the executive’s employment is terminated by the Company absent “cause,” (defined below) during the term of her agreement, he or she would receive:

●

Cash severance equal to nine (9) months of base salary for Ms. Smith payable in a single lump sum; in the case of Messrs. Boone and Hoff, cash severance equal to eighteen (18) months of base salary for any termination of employment that occurs before the last day of the fiscal year ending in 2021, and nine (9) months of base salary for any termination of employment thereafter, in either case payable in a single lump sum;

●	An annual cash incentive payment prorated for the period ending on their termination date; and

●

Accelerated vesting with respect to any long-term incentive award unvested and outstanding as of their termination date, based on actual performance for the grant period. Proration shall be calculated based on the number of the executive’s completed years of service from grant date to their termination date, as compared to the number of full years in the performance period and the award will not be settled and delivered until after the close of the applicable performance period.

If the named executive officer’s employment is terminated on account of death, they would receive payment of their base salary through their termination date, and a prorated annual cash incentive payment for the period ending with their death.

If the executive voluntarily terminates their employment, or they are terminated for “cause,” by the Company, they will not receive any post-termination payments, other than any salary or benefit due through and including the respective executive’s date of termination.

Under the terms of each of the employment agreements covering these executives, the following definitions of “cause” means the executive’s:

●	gross negligence in the performance of their material duties;

●	intentional nonperformance or mis-performance of their duties, or refusal to abide by or comply with reasonable directives of the CEO or the Company’s policies and procedures;

●	willful dishonesty, fraud or misconduct with respect to the business or affairs of the Company, which in the judgment of the CEO adversely affects the Company;

●

executive’s arrest for, conviction of, or a plea of nolo contendere to, a felony or other crime involving moral turpitude or that otherwise threatens to interfere with the Company’s interests, as determined by the CEO in his sole discretion; or

●	executive’s failure to report to work or unexcused absenteeism in violation of the Company’s attendance policies.

The terms of each of the employment agreements covering these executive officers also include covenants relating to confidentiality, non-disclosure of work-related intellectual property, non-competition and non-solicitation of customers. Under the non-compete provision, each executive covenants that he or she will not compete with the Company for a period of eighteen (18) months post-termination of employment in a position with duties substantially similar to their duties with the Company within the last twelve months within the United States. Similarly, each executive agrees that for a period of eighteen (18) months post-termination of employment, they will not solicit for the benefit of a business in competition with the Company, any customer, employee or independent contractor, who was a customer, employee or independent contractor of the Company within the twelve months preceding the executive’s termination of employment.

PAYMENTS UPON INVOLUNTARY TERMINATION OF EMPLOYMENT ABSENT CAUSE

The table below describes the payments due each of our named executive officers in the event of an involuntary termination of employment absent “cause” assuming such termination occurred on January 30, 2022, the last business day of the Company’s fiscal year.

Name	Cash(1)	STIC(2)	LTIC(3)	Total

Jeremy R. Hoff	$337,500	$-	$155,008	$492,508
Paul A. Huckfeldt	-	-	136,000	136,000
Anne J. Smith	225,000	-	136,000	361,000
Tod R. Phelps	-	76,563	33,335	109,898
D. Lee Boone	-	-	-	-

(1)

This represents the cash severance payment due each named executive officer under their respective employment agreements, if any, assuming a termination date of January 30, 2022; Messrs. Huckfeldt and Phelps are not covered by an employment agreement and no cash severance is payable to either executive.

(2)	This represents the short-term incentive cash payment due each executive assuming a termination date of January 30, 2022.

(3)

This represents the value of any long-term incentive award payable to each executive assuming a termination date of January 30, 2022 under each executive’s employment agreement, the vesting of any outstanding long-term incentive award is accelerated on a prorated basis based on actual performance to date.

Pay Ratio Disclosure

In accordance with Item 402(u) of Regulation S-K, promulgated by the Dodd-Frank Wall Street Reform Act and Consumer Protection Act of 2010, we determined the ratio of the annual total compensation of Mr. Hoff, our Chief Executive Officer and Director, relative to the annual total compensation of our median employee.

To identify the median compensated employee, the Company selected a new median employee using 2021 W-2 wages for its U.S. employees or its equivalent for non-US employees. It identified its median employee from its employee population as of December 31, 2021.

The Company then determined total compensation for the median employee in the same manner as the “Total Compensation” column shown for Mr. Hoff in the Summary Compensation Table on page 35.

Pay elements that were included to determine total annual compensation for the median employee were:

●	Base salary, including overtime, vacation and holiday pay;

●	Annual cash incentive; and

●	401(k) matching contribution.

The Company then determined that the 2022 fiscal year annual total compensation of the median employee was $37,477. Mr. Hoff’s annual total compensation for the same period was $798,169 and the ratio of these amounts was 1-to-21.

As of the end of fiscal 2022, the Company’s total employee population consisted of 1,294 employees, of which 1,091 were located in the United States and 203 were located in Asia.

The Company believes this pay ratio is a reasonable estimate and is calculated in a manner consistent with the SEC guidance based on our payroll and employment records and the methodology described above.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about the Company’s equity compensation plans as of January 30, 2022:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Approximate number of securities remaining available for future issuance under equity compensation plans(1)

Equity compensation plans approved by security holders	0	N/A	352,000
Equity compensation plans not approved by security holders	None	None	None
Total	0	N/A	352,000

(1)

Shares allocable to incentive awards granted under the Company’s 2020 Stock Incentive Plan that expire, are forfeited, lapse or are otherwise terminated or cancelled are added to the shares available for incentive awards under the plan. Any shares covered by a stock appreciation right are counted as used only to the extent shares are actually issued to a participant when the stock appreciation right is exercised. Any shares retained by the Company in satisfaction of a participant’s obligation to pay applicable withholding taxes with respect to any incentive award and any shares covered by an incentive award that is settled in cash are added to the shares available for incentive awards under the plan.

DELINQUENT SECTION 16(a) REPORTS

The Exchange Act requires the Company’s executive officers and directors, and any persons owning more than 10% of the Common Stock, to file reports of ownership and changes in ownership with the SEC. Based solely on its review of Forms 3, 4 and 5 filed during or with respect to the fiscal year ended January 30, 2022, and written representations from the Company’s directors and executive officers and certain other reporting persons that no Forms 5 were required to be filed by those persons for that fiscal year, the Company believes that all executive officers, directors and 10% shareholders complied with those filing requirements and there were no late reports, except that Ms. Smith was late filing four reports covering a total of seven transactions (and an aggregate of 450 shares) through a quarterly dividend reinvestment feature in her brokerage account.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of the Company’s Common Stock as of April 11, 2022 (unless noted otherwise below) by:

■	each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock;

■	each director and director nominee;

■	each named executive officer; and

■	all directors and executive officers as a group.

Name	Amount and Nature Of Beneficial Ownership		Percent Of Class
Pzena Investment Management, LLC (1)	1,316,484	(1)	11.0%
BlackRock, Inc. (2)	957,760	(2)	8.0%
Dimensional Fund Advisors LP (3)	879,493	(3)	7.4%
Towle & Co. (4)	710,064	(4)	5.9%
Henry G. Williamson, Jr.	51,585	(5)	*
W. Christopher Beeler, Jr.	43,833	(6)	*
Paul A. Huckfeldt	26,074	(7)	*
E. Larry Ryder	20,000	(8)	*
Ellen C. Taaffe	10,956	(9)	*
Anne J. Smith	10,899	(10)	*
Paulette Garafalo	9,095	(11)	*
Tonya H. Jackson	9,002	(12)	*
Maria C. Duey	1,919	(13)	*
D. Lee Boone	1,698	(14)	*
Jeremy R. Hoff	1,003	(15)	*
Tod R. Phelps	961	(16)	*
All directors and executive officers as a group (12 persons)	187,025		1.6%

*         Less than one percent.

(1)

The beneficial ownership information for Pzena Investment Management, LLC is based upon a Schedule 13G/A filed with the SEC on January 19, 2022. The Schedule 13G/A indicates that Pzena Investment Management, LLC, an investment adviser, has sole voting power with respect to 998,101 and sole disposition power with respect to all 1,316,484 shares. The principal business address of Pzena Investment Management, LLC is 320 Park Avenue, 8th Floor, New York, New York 10022.

(2)

The beneficial ownership information for BlackRock, Inc. is based upon a Schedule 13G/A filed with the SEC on February 7, 2022. The Schedule 13G/A indicates that BlackRock, Inc. has sole voting power with respect to 916,610 shares and sole disposition power with respect to all 957,760 shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(3)

The beneficial ownership information for Dimensional Fund Advisors LP is based upon a Schedule 13G/A filed with the SEC on February 8, 2022. The Schedule 13G/A indicates that Dimensional Fund Advisors LP, a registered investment adviser that furnishes investment advice to four registered investment companies and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”), reported holdings of the Company’s Common Stock beneficially owned by the Funds such that the reporting person had sole voting power over 861,120 shares and sole disposition power over all 879,493 shares. Dimensional Fund Advisors LP reported that either it or its subsidiaries may possess voting and/or investment power over the Company’s Common Stock owned by the Funds but disclaimed beneficial ownership of such Company Common Stock. The principal business address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, Texas 78746.

(4)

The beneficial ownership information for Towle & Co. is based upon a Schedule 13G/A filed with the SEC on February 15, 2022. The Schedule 13G/A indicates that Towle & Co., an investment adviser, has sole disposition power and sole voting power with respect to all 710,064 shares. The principal business address of Towle & Co. is 50 S. Steele Street, Suite 1000, Denver, CO 80209.

(5)	Mr. Williamson has sole voting and disposition power with respect to 51,585 shares.
(6)	Mr. Beeler has sole voting and disposition power with respect to all 43,833 shares.
(7)	Mr. Huckfeldt has sole voting and disposition power with respect to 24,974 shares and has shared voting and disposition power with respect to 1,100 shares.
(8)	Mr. Ryder has sole voting and disposition power with respect to all 20,000 shares.
(9)	Ms. Taaffe has sole voting and disposition power with respect to all 10,956 shares.
(10)	Ms. Smith has sole voting and disposition power with respect to all 10,899 shares.
(11)	Ms. Garafalo has sole voting and disposition power with respect to all 9,095 shares.
(12)	Ms. Jackson has sole voting and disposition power with respect to all 9,002 shares.
(13)	Ms. Duey has sole voting and disposition power with respect to all 1,919 shares.
(14)	Mr. Boone has sole voting and disposition power with respect to all 1,698 shares.
(15)	Mr. Hoff has sole voting and disposition power with respect to all 1,003 shares.
(16)	Mr. Phelps has sole voting and disposition power with respect to all 961 shares.

PROPOSAL TWO

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the firm of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2023, subject to ratification by the shareholders. Action by the shareholders is not required by law in the selection of the Company’s independent registered public accounting firm, but the Company submits its selection in order to give shareholders an opportunity to ratify the Audit Committee’s selection of KPMG. If the shareholders do not ratify the selection of KPMG, the Audit Committee will reconsider the selection of the Company’s independent registered public accounting firm. Unless otherwise specified, shares represented by proxies will be voted for the ratification of the selection of KPMG, as the Company’s independent registered public accounting firm for fiscal 2023. KPMG has served as the Company’s independent registered public accounting firm since fiscal 2003.

Representatives of KPMG are expected to be present at the Annual Meeting either in person or telephonically. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table presents fees billed to the Company by KPMG for the:

■	fiscal year ended January 30, 2022 (fiscal 2022), and

■	fiscal year ended January 31, 2021 (fiscal 2021).

	Fiscal 2022	Fiscal 2021

Audit Fees	$1,304,000	$1,267,000
Audit-Related Fees	None	None
Tax Fees	6,000	17,000
All Other Fees	None	None

Audit Fees include KPMG’s fees for audit services, including the audits of the Company’s annual financial statements and internal control over financial reporting, review of the Company’s quarterly financial statements included in its Forms 10-Q and review of SEC filings.

Audit-Related Fees include fees billed by KPMG during the periods reported for audit-related services not otherwise reported in Audit Fees.

Tax Fees include fees billed by KPMG for federal, state and international tax planning and compliance services and advice. For both fiscal 2022 and fiscal 2021, tax matters included consulting in connection with international tax planning and compliance.

Audit Committee Pre-approval of Audit and Non-Audit Services

The Audit Committee is required to pre-approve all audit and permitted non-audit services provided by KPMG, the Company’s auditing firm. The Audit Committee has authorized the Committee Chair to approve specific tax projects up to $30,000 each or an aggregate of no more than $60,000 and individual audit-related projects up to a maximum of $50,000 between Committee meetings provided that the decision to approve the service is presented at the next scheduled Committee meeting. Less than 1% of aggregate Audit-Related Fees and Tax Fees for each fiscal year presented above was approved by the Committee pursuant to the de minimis waiver of the pre-approval requirement set forth in Regulation S-X 2.01(c)(7)(i)(C).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 29, 2023.

PROPOSAL THREE
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that the Company provide its shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement. Consistent with a majority of the advisory votes cast at the 2017 Annual Meeting of Shareholders and the recommendation of the Company’s Board of Directors, the Company holds a shareholder advisory vote to approve the compensation of its named executive officers annually. The Company encourages shareholders to read the disclosures under Executive Compensation, beginning on page 18, which include the Compensation Discussion and Analysis, the compensation tables and the narratives that accompany those tables, for more information concerning the Company’s compensation philosophy, programs and practices, the compensation and governance-related actions taken in fiscal 2022 and the compensation awarded to the named executive officers.

As described under the Compensation Discussion and Analysis, the Company’s executive compensation programs are designed to:

■	attract and retain highly qualified executives who will contribute significantly to the success and financial growth of the Company and enhance value for shareholders; and

■	motivate and appropriately reward executives when they achieve the Company’s financial and business goals and meet their individual performance objectives.

The Board believes that the Company’s executive compensation program satisfies these objectives and is worthy of shareholder support. In determining whether to approve this proposal, the Board believes that shareholders should consider the following:

Independent Compensation Committee. Executive compensation is reviewed and established by a Compensation Committee of the Board consisting solely of independent directors. The Compensation Committee regularly meets in executive session, without executive officers present, in determining annual compensation. The Compensation Committee, at its sole discretion, may obtain data, analysis and input from an independent compensation consultant.

Compensation is Tied to Performance. Key elements of the Company’s compensation program, including annual cash incentives and certain long-term incentive awards, are aligned with financial and operational objectives established in the Board-approved annual operating plan. As a result, a meaningful portion of each executive’s total compensation is “at risk” and is earned only if a threshold level of targeted performance is achieved.

Balanced Compensation Structure. Total cash compensation is allocated between base salary and an annual incentive opportunity tied directly to objective and quantifiable measures of the Company’s business performance. Long-term incentive awards are balanced between those that are earned only if specific performance measures are met and those that are earned if an executive remains in continuous employment for a sustained period. Retirement benefits are only provided if an executive remains employed to a specified age.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers described in this proxy statement. This vote is advisory, which means that the vote is not binding on the Company, the Board of Directors or the Compensation Committee. To the extent there is any significant vote against named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are appropriate to address the concerns of shareholders.

This proposal will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it.

Accordingly, the Company asks its shareholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2022 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

OTHER BUSINESS

Management knows of no other business that will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote that proxy at their discretion.

ADDITIONAL INFORMATION

Shareholder Proposals for 2023 Annual Meeting

The Company plans to hold the 2023 Annual Meeting on June 6, 2023. The Company’s bylaws (Article II, Section 1) provide that for business to be properly brought before an Annual Meeting by a shareholder of record, the shareholder must, in addition to meeting other applicable requirements, give timely written notice to the Secretary at the principal office of the Company. To submit business at the 2023 Annual Meeting, the notice must be received no later than January 6, 2023. The shareholder’s notice must include:

■	the name and address of the shareholder, as they appear on the Company’s stock transfer books;

■	the number of shares of stock of the Company beneficially owned by the shareholder;

■	a representation that the shareholder is a record holder at the time the notice is given and intends to appear in person or by proxy at the meeting to present the business specified in the notice;

■	a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented and the reasons for wanting to conduct such business; and

■	any interest that the shareholder may have in such business.

The proxies for the 2023 Annual Meeting will have discretionary authority to vote on any matter that properly comes before the meeting if the shareholder has not provided written notice before March 22, 2023.

A proposal that any shareholder desires to have included in the proxy statement for the 2023 Annual Meeting of shareholders must be received by the Company no later than January 6, 2023 and must comply with the SEC rules regarding shareholder proposals.

In addition, for next year’s annual meeting of shareholders, we will be required under new SEC Rule 14a-19 to include on our proxy card all nominees for director for whom we have received notice under the rule, which must be received no later than 60 calendar days prior to the anniversary of the previous year’s annual meeting. For any such director nominee to be included on our proxy card for next year’s annual meeting, the Corporate Secretary must receive notice under SEC Rule 14a-19 no later than April 8, 2023. Please note that the notice requirement under SEC Rule 14a-19 is in addition to the applicable notice requirements under the advance notice provisions of our Bylaws described above and under “Procedures for Shareholder Recommendations of Director Nominees” beginning on page 11.

Shareholder Communications

Shareholders may send written communications to the Board of Directors c/o C. Earl Armstrong III, Secretary, Hooker Furnishings Corporation, P.O. Box 4708, Martinsville, Virginia 24115-4708. Any shareholder communication directed to the Board, a Director or any Board Committee, is forwarded to the Company’s Chief Financial Officer and then to the Board or the appropriate Director(s) or Committee(s).

By Order of the Board of Directors,

C. Earl Armstrong III
Secretary

May 6, 2022

ANNUAL MEETING OF SHAREHOLDERS OF

HOOKER FURNISHINGS CORPORATION

June 7, 2022

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Shareholders to be Held on Tuesday, June 7, 2022:

The Company’s Proxy Statement and Annual Report to Shareholders are available at

http://www.astproxyportal.com/ast/25490

Please complete, sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
(1) Election of Directors:		(2) Ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2023.	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	NOMINEES: O W. Christopher Beeler, Jr. O Maria C. Duey O Paulette Garafalo O Jeremy R. Hoff	(3) Advisory vote to approve named executive officer compensation.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ FOR ALL EXCEPT (See instructions below)	O Tonya H. Jackson O Ellen C. Taaffe O Henry G. Williamson, Jr.	(4) In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

All as more particularly described in the Company’s Proxy Statement for the Annual Meeting of Shareholders to be held on June 7, 2022, receipt of which is hereby acknowledged.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold authority to vote, as shown here: ●

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY WILL BE VOTED “FOR” THE 7 DIRECTOR NOMINEES LISTED IN ITEM (1), “FOR” ITEMS (2), AND (3) AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

To change your address on the account please check the box at right and indicate your new address in the address space above. Please note that the changes to the registered name(s) on the account may not be submitted via this method. ☐

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

Please promptly complete, sign, date and mail this Proxy Card in the enclosed envelope. No postage is required.

Signature of Shareholder Date:		Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is partnership, please sign in partnership name by authorized person.

REVOCABLE PROXY

HOOKER FURNISHINGS CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

For the Annual Meeting of Shareholders called for Tuesday, June 7, 2022

The undersigned hereby appoints Jeremy R. Hoff and Paul A. Huckfeldt, or either of them, the attorneys, agents and proxies of the undersigned, with full power of substitution, to vote all the shares of common stock of Hooker Furnishings Corporation (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company’s Corporate Office at 440 East Commonwealth Boulevard, Martinsville, Virginia, on Tuesday, June 7, 2022 at 1:00 P.M., and all adjournments thereof, with all the powers the undersigned would possess if then and there personally present. Without limiting the general authorization and power hereby given, the above proxies are directed to vote as instructed on the matters on the reverse side:

(Continued and to be completed, dated and signed on reverse side.)